EXECUTION COPY

$800,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 27, 2008

among

THE STANLEY WORKS,
as Initial Borrower

and

THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders

and

CITIBANK, N.A.,
as Administrative Agent

CITIGROUP GLOBAL MARKETS INC. and
BANC OF AMERICA SECURITIES LLC,
as Lead Arrangers and Book Runners

BANK OF AMERICA, N.A.,
as Syndication Agent

(i)

SCHEDULE I	ADDRESSES, APPLICABLE LENDING OFFICES AND COMMITMENTS
SCHEDULE II	MANDATORY COST RATE
SCHEDULE III	DESIGNATED BORROWER JURISDICTIONS

EXHIBIT A-1	FORM OF RATE REQUEST
EXHIBIT A-2	FORM OF NOTICE OF BORROWING
EXHIBIT B	FORM OF NOTICE OF CONVERSION OR CONTINUATION
EXHIBIT C	FORM OF QUOTE REQUEST
EXHIBIT D	FORM OF QUOTE
EXHIBIT E	FORM OF ACCEPTANCE
EXHIBIT F-1	FORM OF OPINION OF COUNSEL TO THE BORROWER
EXHIBIT F-2	FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE ADMINISTRATIVE AGENT
EXHIBIT G	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT H-1	FORM OF COMMITTED NOTE
EXHIBIT H-2	FORM OF UNCOMMITTED NOTE
EXHIBIT I	FORM OF DESIGNATION LETTER
EXHIBIT J	FORM OF TERMINATION LETTER

(ii)

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, the "Agreement") is made as of this 26th day of February 27, 2008 between THE STANLEY WORKS, a Connecticut corporation (the "Company"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, and CITIBANK, N.A. ("Citibank"), as administrative agent (in such capacity, the "Administrative Agent") for the Lenders (as hereinafter defined).

The Company, certain banks, financial institutions and other institutional lenders and the Administrative Agent are parties to a Credit Agreement dated as of December 1, 2005 (as amended, supplemented or otherwise modified from time to time, and as in effect on the date hereof, the "Existing Credit Agreement"), providing for the making of loans by such banks, financial institutions and other institutional lenders to the Company in an aggregate principal amount at any one time outstanding not exceeding $550,000,000.

The parties hereto wish to amend the Existing Credit Agreement to, among other things, increase the aggregate amount of the Commitments to $800,000,000 and make certain other amendments and to restate the entire Existing Credit Agreement, as so amended, as set forth herein.

Accordingly, subject to the occurrence of the Effective Date (as defined below), the parties hereto hereby agree that the Existing Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acquiring Person" means any person (other than the ESOP) who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the Company's outstanding common stock.

"Additional Commitment Agreement" has the meaning provided in Section 2.01(d)(iii).

"Additional Commitment Lender" has the meaning provided in Section 2.01(d)(iii).

"Advance" means a Committed Advance or an Uncommitted Advance. For the purposes of determining the unutilized amount of each Lender’s Commitment at any time, the amount of each Advance of such Lender that is outstanding in an Alternate Currency shall be deemed to be the Dollar Equivalent of the amount of such Advance.

"Administrative Agent's Account" means, with respect to any Currency, the account of the Administrative Agent maintained by the Administrative Agent for such Currency and most recently designated by it by notice to the Lenders and the Company.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agent’s Group" has the meaning provided in Section 7.02(b).

"Alternate Currencies" means Euros and Pounds Sterling.

"Applicable Eurocurrency Margin" means, on any date for each Eurocurrency Rate Advance, (i) 0.1000% if on such date the Company's outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor's, A1 or higher by Moody's, or A+ or higher by Fitch, (ii) 0.1400% if on such date clause (i) is inapplicable and the Company's outstanding Long-Term Indebtedness is rated A or higher by Standard & Poor's, A2 or higher by Moody's, or A or higher by Fitch, (iii) 0.1800% if on such date clauses (i) and (ii) are inapplicable and the Company's outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor's, A3 or higher by Moody's, or A- or higher by Fitch, (iv) 0.2700% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company's outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor's, Baa1 or higher by Moody's, or BBB+ or higher by Fitch, and (v) 0.3500% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency); provided that if the respective levels of the Company's outstanding Long-Term Indebtedness credit ratings differ, the "Applicable Eurocurrency Margin" will be determined based on, (a) if two of the ratings are at the same level and the other rating is one level higher or lower than those same ratings, the level corresponding the two same ratings shall apply, (b) if two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the level corresponding to the rating that is one level above these same ratings shall apply, (c) if two of the ratings are at the same level and the other rating is two or more levels below these same ratings, the level corresponding to the rating that is one level below the two same ratings shall apply and (d) if each of the three ratings fall within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

"Applicable Facility Fee Rate" means, on any date, a rate per annum equal to (i) 0.0500% if on such date the Company's outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor's, A1 or higher by Moody's, or A+ or higher by Fitch, (ii) 0.0600% if on such date clause (i) is inapplicable and the Company's outstanding Long-Term Indebtedness is rated A or higher by Standard & Poor's, A2 or higher by Moody's, or A or higher by Fitch, (iii) 0.0700% if on such date clauses (i) and (ii) are inapplicable and the Company's outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor's, A3 or higher by Moody's, or A- or higher by Fitch, (iv) 0.0800% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company's outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor's, Baa1 or higher by Moody's, or BBB+ or higher by Fitch, and (v) 0.1000% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency); provided that if the respective levels of the Company's outstanding Long-Term Indebtedness credit ratings differ, the "Applicable Facility Fee Rate" will be determined based on, (a) if two of the ratings are at the same level and the other rating is one level higher or lower than those same ratings, the level corresponding the two same ratings shall apply, (b) if two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the level corresponding to the rating that is one level above these same ratings shall apply, (c) if two of the ratings are at the same level and the other rating is two or more levels below these same ratings, the level corresponding to the rating that is one level below the two same ratings shall apply and (d) if each of the three ratings fall within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of an Uncommitted Advance, the office of such Lender notified by such Lender to the Administrative Agent and the Company as its Applicable Lending Office with respect to such Uncommitted Advance.

"Applicable Utilization Fee Rate" means, for each day on which the Utilization Ratio exceeds 0.50, a rate per annum equal to (i) 0.5000% if on such date the Company's outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor's, A3 or higher by Moody's, or A- or higher by Fitch, and (ii) 0.1000% if on such date clause (i) is inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency); provided that if the respective levels of the Company's outstanding Long-Term Indebtedness credit ratings differ, the "Applicable Utilization Fee Rate" will be determined based on, (a) if two of the ratings are at the same level and the other rating is one level higher or lower than those same ratings, the level corresponding the two same ratings shall apply, (b) if two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the level corresponding to the rating that is one level above these same ratings shall apply, (c) if two of the ratings are at the same level and the other rating is two or more levels below these same ratings, the level corresponding to the rating that is one level below the two same ratings shall apply and (d) if each of the three ratings fall within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

"Approved Electronic Communications" means each Communication that any Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Borrower to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, "Approved Electronic Communication" shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion or continuation of an existing, Borrowing, (ii) any notice pursuant to Section 2.07(a) and Section 2.07(b) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 3 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

"Approved Electronic Platform" has the meaning provided in Section 8.02(b).

"Assignment and Acceptance" means an assignment and acceptance accepted by the Administrative Agent in substantially the form of Exhibit G hereto.

"Attributable Debt" means, in respect of any lease transaction described in Section 5.02(c), as of the date of determination, the lesser of (i) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

"Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by the Reference Bank in New York, New York, from time to time, as its base rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate.

"Base Rate Advance" means a Committed Advance denominated in Dollars that bears interest as provided in Section 2.05(a).

"Borrowers" means, collectively, the Company and each Designated Borrower.

"Borrowing" means a Committed Borrowing or an Uncommitted Borrowing.

"Business Day" means a day of the year (a) on which banks are not required or authorized to close in New York City, (b) if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings in Dollars are carried on in the London interbank market (c) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in Pounds Sterling, or a notice with respect thereto, that is also a day on which commercial banks and foreign exchange markets settle payments in London, and (d) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in Euros, or a notice with respect thereto, that is also a Target Operating Day.

"Capital Lease" means any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of the Company and its Subsidiaries.

"Change of Control" means, with respect to the Company, the occurrence of any event, act or condition which results in either (i) any Person other than the ESOP becoming the beneficial owner, directly or indirectly, of 30% or more of the outstanding common stock of the Company or (ii) individuals who constitute the Continuing Directors ceasing for any reason to constitute at least the majority of the Board of Directors of the Company.

"Citibank" has the meaning specified in the first paragraph of this Agreement.

"Commitment" means, with respect to any Lender, the amount specified opposite such Lender's name on Schedule I hereto or, if such Lender has entered into any Assignment and Acceptance or Additional Commitment Agreement, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), as such amount may be increased or reduced pursuant to Sections 2.01(b), 2.01(c) and 2.01(d). The aggregate amount of the Commitments on the date hereof is $800,000,000.

"Committed Advance" means an advance by a Lender to a Borrower as part of a Committed Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance, each of which shall be a "Type" of Committed Advance.

"Committed Borrowing" means a borrowing consisting of simultaneous Committed Advances of the same Type made by each of the Lenders to a Borrower pursuant to Section 2.01.

"Committed Note" has the meaning provided in Section 2.11.

"Communications" means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

"Consolidated Net Worth" means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its Subsidiaries after deducting the minority interests of others in Subsidiaries.

"Consolidated Subsidiary" means at any date any Subsidiary or other entity the financial statements of which would, under GAAP, be consolidated with those of the Company in its consolidated financial statements as of such date.

"Contingent Obligation" as to any Person means any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

"Continuing Director" means any member of the Board of Directors of the Company who is not affiliated with an Acquiring Person and who is a member of the Board of Directors of the Company immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

"Currency" means either Dollars or an Alternate Currency.

"Current Termination Date" has the meaning provided in Section 2.01(d)(i).

"Declining Lender" has the meaning provided in Section 2.01(d)(ii).

"Default" means an event which would constitute an Event of Default but for the giving of notice, the lapse of time or both.

"Designated Borrowers" means any Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent in accordance with and together with the other documents required by Section 2.14, and no Termination Letter has been delivered to the Administrative Agent thereunder.

"Designation Letter" has the meaning provided in Section 2.l4.

"Dollar Equivalent" means, with respect to any amount denominated in an Alternate Currency on any date, the amount of Dollars that would be required to purchase such amount of such Alternate Currency at or about 11:00 A.M. (Local Time) on such date, for delivery two Business Days later, as determined by the Administrative Agent on the basis of the spot selling rate for the offering of such Alternate Currency for Dollars in the London foreign exchange market, determinations thereof made in good faith by the Administrative Agent to be conclusive and binding on the parties in the absence of manifest error.

"Dollars" and "$" mean lawful money of the United States of America.

"Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance, the Additional Commitment Agreement or the accession agreement pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.

"EBITDA" means, for any period, the sum (without duplication) for the Company and its Consolidated Subsidiaries on a consolidated basis of the following: (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period and (iii) taxes for such period.

"Effective Date" has the meaning provided in Section 3.01.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successors thereto, and the regulations promulgated and the rulings found thereunder.

"ERISA Controlled Group" means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations promulgated under ERISA.

"ERISA Person" has the meaning provided in Section 3(9) of ERISA for the term "person."

"ERISA Plan" means (i) any Plan that (x) is not a Multiemployer Plan and (y) has Unfunded Benefit Liabilities in excess of $20,000,000 and (ii) any Plan that is a Multiemployer Plan.

"ESOP" means Stanley Account Value Plan or any successor plan.

"Euro" has the meaning provided in Section 2.15.

"Eurocurrency Liabilities" has the meaning provided in Regulation D (or any successor regulation) of the Federal Reserve Board, as in effect from time to time.

"Eurocurrency Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance, the Additional Commitment Agreement or the accession agreement pursuant to which it became a Lender (or, if no such office of such Lender is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.

"Eurocurrency Rate" means, for any Interest Period:

(a)  for each Eurocurrency Rate Advance denominated in Dollars comprising part of the same Committed Borrowing, an interest rate per annum equal to the offered rate for deposits in such Currency as quoted on the relevant Screen Page at 11:00 A.M. (London time) two London Banking Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank's Eurocurrency Rate Advance comprising part of such Committed Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period;

(b)  for each Eurocurrency Rate Advance denominated in Pounds Sterling comprising part of the same Committed Borrowing, (i) an interest rate per annum equal to the offered rate for deposits in such Currency as quoted on the relevant Screen Page at 11:00 A.M. (London time) on the first day of such Interest Period, for a period equal to such Interest Period plus (ii) the MCR Cost, if any; or

(c)  for each Eurocurrency Rate Advance denominated in Euros comprising part of the same Committed Borrowing, (i) an interest rate per annum equal to the offered rate for deposits in such Currency as quoted on the relevant Screen Page at 11:00 A.M. (Brussels time) two TARGET Days before the first day of such Interest Period, for a period equal to such Interest Period plus (ii) the MCR Cost, if any.

"Eurocurrency Rate Advance" means a Committed Advance that bears interest as provided in Section 2.05(b).

"Eurocurrency Rate Reserve Percentage" for any Lender for any Eurocurrency Rate Advances owing to such Lender means the reserve percentage applicable two Business Days before the first day of the applicable Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to the applicable Interest Period.

"Events of Default" has the meaning provided in Section 6.01.

"Excluded Representation" means the representation and warranty set forth in Section 4.01(g).

"Existing Credit Agreement" has the meaning provided in the recitals of this Agreement.

"Extended Termination Date" has the meaning provided in Section 2.01(d)(i).

"Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, or any successor thereto.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Board arranged by Federal fund brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Reference Bank from three Federal funds brokers of recognized standing selected by the Reference Bank.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

"Fitch" means Fitch Ratings Ltd. and any successor or successors thereto.

"Fixed Rate" has the meaning provided in Section 2.13(c)(ii)(C).

"Fixed Rate Advance" means an Advance which bears interest as provided in Section 2.05(d).

"Fixed Rate Auction" means a solicitation of Quotes setting forth Fixed Rates pursuant to Section 2.13.

"Floating Rate" means, for any Interest Period for a Floating Rate Advance, an interest rate per annum equal to the Base Rate in effect from time to time minus the Floating Rate Margin for such Advance and Interest Period.

"Floating Rate Advance" means an Advance which bears interest as provided in Section 2.05(c).

"Floating Rate Auction" means a solicitation of Quotes setting forth Floating Rate Margins based on the Base Rate pursuant to Section 2.13.

"Floating Rate Margin" has the meaning provided in Section 2.13(c)(ii)(B).

"Foreign Currency Equivalent" means, with respect to any amount in Dollars, the amount of an Alternate Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate specified in the definition of "Dollar Equivalent", as determined by the Administrative Agent, such determinations to be conclusive and binding on the parties in the absence of manifest error.

"Foreign Currency Sublimit" means the aggregate principal amount of Committed Advances denominated in Alternate Currencies permitted to be outstanding at any one time, as such amount may be increased pursuant to Section 2.01(c). The Foreign Currency Sublimit on the date hereof is $250,000,000.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

"Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capital Lease obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) all Contingent Obligations of such Person, and (vii) all indebtedness of such Person in respect of Hedge Agreements.

"Information Memorandum" means the document in the form approved by the Company concerning the Borrowers and their Subsidiaries which, at the Company's request and on its behalf, was prepared in relation to this transaction and distributed by the Lead Arrangers to selected financial institutions before the date of this Agreement.

"Initial Lenders" has the meaning provided in the first paragraph of this Agreement.

"Interest Coverage Ratio" means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

"Interest Expense" means, for any period, the sum (determined without duplication) of the aggregate amount of interest reported in respect of such period on the Indebtedness of the Company and its Consolidated Subsidiaries on a consolidated basis, including, without limitation, the interest portion of payments under Capital Lease obligations and any capitalized interest, minus (i) interest income of the Company and its Consolidated Subsidiaries on a consolidated basis reported in respect of such period and (ii) interest on deferred compensation reported in respect of such period.

"Interest Period" means, for each Eurocurrency Rate Advance comprising part of the same Committed Borrowing, each Floating Rate Advance comprising part of the same Uncommitted Borrowing and each Fixed Rate Advance comprising part of the same Uncommitted Borrowing, the period commencing on the date of such Advance or the date of the continuation of such Eurocurrency Rate Advance or the date of the conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a Eurocurrency Rate Advance, one, two, three or six months, (b) in the case of a Fixed Rate Advance, from 14 to 180 days, and (c) in the case of a Floating Rate Advance, from 30 to 180 days, in each case as a Borrower may select in the Notice of Borrowing, Quote Request or Notice of Conversion or Continuation for such Advance, as the case may be; provided that:

(i) a Borrower may not select any Interest Period which ends after the Termination Date;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if, in the case of any Interest Period with respect to any Eurocurrency Rate Advance, such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;

(iv) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

(v) if, upon the expiration of any Interest Period with respect to a Committed Borrowing consisting of Eurocurrency Rate Advances, a Borrower has failed to elect a new Interest Period to be applicable to such Advances as provided above, such Borrower (x) if such Borrower is the Company, shall be deemed to have elected to convert such Advances into a Base Rate Advance effective as of the expiration date of such current Interest Period and (y) if such Borrower is a Designated Subsidiary, shall be deemed to have elected a new Interest Period of 1 month to be applicable to such Advances; and

(vi) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Committed Borrowing or for Fixed Rate Advances or Floating Rate Advances comprising part of the same Uncommitted Borrowing shall be of the same duration.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

"Lender Appointment Period" has the meaning provided in Section 7.07.

"Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07, Section 2.01(c) or 2.01(d).

"Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

"Loan Documents" means, collectively, this Agreement, the Notes, each Designation Letter and each Termination Letter.

"Local Time" means (a) with respect to any Advance denominated or any payment to be made in Dollars, New York City time, and (b) with respect to any Advance denominated or any payment to be made in an Alternate Currency, the local time in the Principal Financial Center for such Alternate Currency.

"London Banking Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

"Long-Term Indebtedness" means the long-term Senior Unsecured Indebtedness of the Company.

"Margin Stock" has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

"MCR Cost" means, the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule II.

"Moody's" means Moody's Investors Service, Inc. and any successor or successors thereto.

"Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

"Note" means a Committed Note or an Uncommitted Note.

"Notice of Borrowing" has the meaning provided in Section 2.02(b).

"Notice of Conversion or Continuation" has the meaning provided in Section 2.04(b).

"Other Taxes" has the meaning provided in Section 2.10(b).

"PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

"Plan" means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

(i) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,

(ii) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or

(iii) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.

"Pounds Sterling" means the lawful currency of the United Kingdom.

"Principal Financial Center" means, in the case of any Currency, the principal financial center in the country of issue of such Currency, as reasonably determined by the Administrative Agent.

"Principal Property" means all real property and tangible personal property constituting a manufacturing plant owned by the Company or any of its Subsidiaries, exclusive of (i) motor vehicles, mobile materials handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest cannot, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, be included in gross income of the holder under Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property and equipment included therein without deduction of any depreciation reserves the book value of which property and equipment in the aggregate is less than 10% of Consolidated Net Worth or which the Board of Directors of the Company determines is not material to the operation of the business of the Company and its Subsidiaries taken as a whole.

"Principal Subsidiary" means any Subsidiary of the Company which has net sales which represent 15% or more of the consolidated net sales of the Company and its Consolidated Subsidiaries taken as a whole.

"Process Agent" has the meaning provided in Section 8.13(b).

"Pro Rata Share" means, with respect to any Lender, the percentage corresponding to the fraction the numerator of which shall be the amount of the Commitment of such Lender and the denominator of which shall be the aggregate amount of the Commitments of all Lenders.

"Quote" means an offer by any Lender to make an advance under Section 2.13.

"Quote Request" has the meaning provided in Section 2.13(b).

"Rate Notification" has the meaning provided in Section 2.02(a).

"Rate Request" has the meaning provided in Section 2.02(a).

"Reference Bank" means Citibank or, if Citibank is no longer the Administrative Agent, such Person (which shall be a Lender or the Administrative Agent) as shall be designated by the Company with the consent of the Required Lenders, which consent shall not be unreasonably withheld.

"Register" has the meaning provided in Section 8.07(d).

"Related Parties" means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates' respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

"Relevant Anniversary" has the meaning provided in Section 2.01(d)(i).

"Reportable Event" has the meaning provided in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations).

"Required Lenders" means at any time Lenders representing in the aggregate at least 51% of the Commitments or, if the Commitments shall have terminated, Lenders representing in the aggregate at least 51% of the sum of the Advances owing to Lenders hereunder (computed, in the case of Advances in an Alternate Currency, as the Dollar Equivalent thereof as determined by the Administrative Agent).

"Restricting Information" has the meaning provided in Section 8.02(d).

"Screen Page" means (a) the display designated as Page 3740 or 3750, as the case may be, on the Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates or the Euro interbank offered rates of major banks) and (b) if the relevant rate does not appear on said Page, the "LIBO Page" so designated on the Reuter Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates or the Euro interbank offered rates of major banks). If more than one relevant rate appears on said Page 3740 or 3750 with respect to an Interest Period, or, if no rates appear on said Page 3740 or 3750, or more than one relevant rate appears on the "LIBO Page" with respect to an Interest Period, the Eurocurrency Rate for that Interest Period will be based upon the arithmetic mean of such relevant rates.

"Senior Unsecured Indebtedness" means Indebtedness that is not subordinated to any other Indebtedness and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.

"Standard & Poor's" means Standard & Poor's Ratings Services and any successor or successors thereto.

"Subsidiary" of any Person means (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in Euros.

"Target Operating Day" has the meaning provided in Section 2.15.

"Taxes" has the meaning provided in Section 2.10(a).

"Termination Date" means the earlier of (a) February 27, 2013 (as the same may be extended pursuant to Section 2.01(d)) or (b) the date of termination in whole of the Commitments pursuant to Section 2.01(b) or Section 6.01.

"Termination Event" means (i) a Reportable Event, or (ii) the initiation of any action by the Company, any member of the Company's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

"Termination Letter" has the meaning provided in Section 2.14.

"Type" has the meaning provided in the definitions of Committed Advance and Uncommitted Advance.

"Uncommitted Advance" means an advance by a Lender to a Borrower as part of an Uncommitted Borrowing resulting from the auction bidding procedure described in Section 2.13 and refers to a Floating Rate Advance or a Fixed Rate Advance, each of which shall be a "Type" of Uncommitted Advance.

"Uncommitted Borrowing" means a borrowing consisting of simultaneous Uncommitted Advances from each of the Lenders to a Borrower whose offer to make one or more Uncommitted Advances as part of such borrowing has been accepted under the auction bidding procedure described in Section 2.13.

"Uncommitted Note" has the meaning provided in Section 2.11.

"Unfunded Benefit Liabilities" means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA).

"Utilization Ratio" means, at any time, the ratio of (i) the aggregate outstanding principal amount of the Advances at such time to (ii) the aggregate amount of the Commitments at such time.

SECTION 1.02. Computation of Time Periods; Terms Generally.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

SECTION 1.03. Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Commitment. (a) The Committed Advances. (i)  Each Lender agrees, on the terms and conditions hereinafter set forth to make Committed Advances to the Company and any Designated Borrower in Dollars or an Alternate Currency from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding (1) such Lender's Commitment minus (2) such Lender's Pro Rata Share of the aggregate principal amount of all Uncommitted Advances then outstanding; provided that (A) at no time shall the aggregate outstanding principal amount of all Advances exceed the total amount of the Commitments at such time; and (B) at no time shall the Dollar Equivalent of the aggregate outstanding principal amount of all Committed Advances denominated in an Alternate Currency to the Borrowers exceed the Foreign Currency Sublimit.

(ii)  Within the limits of each Lender's Commitment and subject to the limitation set forth in Section 2.07(c), each Borrower may borrow, repay, prepay (as provided in Section 2.07) and reborrow such amount or any portion thereof.

(iii)  Each Committed Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Committed Borrowing denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency) or, if less, the aggregate amount of the unused Commitments and shall consist of Committed Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Notwithstanding the foregoing restriction with respect to the minimum amount of each Committed Borrowing, each Borrower may borrow Committed Borrowings in an aggregate amount equal to the amount by which the aggregate amount of a proposed Uncommitted Borrowing requested by such Borrower exceeds the aggregate amount of Uncommitted Advances offered to be made by the Lenders and accepted by such Borrower in respect of such Uncommitted Borrowing, if such Uncommitted Borrowing is made on the same date as such Committed Borrowing.

(b) Termination and Reduction. The Company shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce each Lender's Pro Rata Share of the unused Commitments, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Uncommitted Advances then outstanding. Each partial reduction of the Commitments shall be in the aggregate amount of at least $10,000,000 or a larger whole multiple of $1,000,000.

(c) Increase.

(i) The Company may, at any time but in any event not more than twice during any calendar year, make a written request (an "Increase Request") to the Administrative Agent (who shall forward a copy to each Lender) that the Commitments be increased, in the amount of $10,000,000 or an integral multiple thereof, provided that after giving effect to any such increase, the aggregate amount of the Commitments shall not exceed $1,050,000,000 and the Foreign Currency Sublimit shall not exceed $350,000,000. Such Increase Request shall include a certification by a senior officer of the Company that (x) no Default has occurred and is continuing on and as of the date of such Increase Request and (y) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Increase Date (as defined below), before and immediately after giving effect to such increase, as though made on and as of such Increase Date. Any such increase in Commitments shall be effective as of a date (the "Increase Date") specified in the related Increase Request that is (i) prior to the Termination Date and (ii) at least 10 days after the date of such Increase Request. Each Increase Request shall specify the date by which Lenders who wish to increase their Commitments must consent to such increase (the "Commitment Date"), which date shall be no later than five Business Days prior to the related Increase Date. Each Lender that is willing to increase its Commitment (each an "Increasing Lender"), shall notify the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment, which amount shall not exceed the respective amount specified in the relevant Increase Request. No Lender shall be obligated to increase its Commitment pursuant to this Section 2.01(c) and any such increase shall be in the sole discretion of each Lender. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested increase, the requested increase shall be allocated among the Lenders willing to participate therein ratably in accordance with the amount by which they offered to increase their respective Commitments on the Commitment Date.

(ii) Not later than two (2) days following each Commitment Date, the Administrative Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested increase. If the aggregate amount by which the Lenders are willing to increase their Commitments on any such Commitment Date is less than the requested amount, then the Commitments of those Lenders that are willing to increase their Commitments shall be increased as provided in subsection (iii) below and any one or more other Persons designated by the Company and reasonably acceptable to the Administrative Agent (each, a "New Lender") that agrees to provide Commitments for the shortfall may become party to this Agreement by executing and delivering, together with the Company, an accession agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Person or Persons shall become a party to this Agreement as a Lender and, to the extent provided therein, shall have the rights and obligations of a Lender hereunder; provided that each such Person or Persons shall provide a Commitment in an amount of at least $5,000,000.

(iii) On each Increase Date, each Person that accepts an offer to participate in a requested Commitment increase in accordance with Section 2.01(c) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender shall be increased as of such Increase Date by the amount set forth in its notice delivered to the Administrative Agent in accordance with Section 2.01(c)(i) (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.01(c)(i)), and if on the Increase Date any Committed Advances are outstanding, the Borrowers shall borrow Committed Advances from the New Lenders, and/or prepay the outstanding Committed Advances, in such amounts and in such Currency or Currencies as are required to cause the outstanding Committed Advances to be held ratably by all Lenders.

(d) Extension of Commitments.

(i) The Company shall have the right, upon no earlier than 60 days but no later than 45 days’ notice to the Administrative Agent (which shall promptly forward such notice to the Lenders) prior to each of the first two anniversaries of the Effective Date (each, a "Relevant Anniversary"), to request that the Termination Date then in effect (the "Current Termination Date") be extended to the date one year after such Current Termination Date (such extended date, an "Extended Termination Date").

(ii) Each Lender acting in its sole and individual discretion will use its reasonable efforts to notify the Administrative Agent at least 20 days before the Relevant Anniversary whether it agrees to participate in such extension. Any Lender that does not so notify the Administrative Agent that it agrees to such extension at least 20 days before the Relevant Anniversary (each, a "Declining Lender") shall continue to be a Lender with a Commitment until the earlier of the Current Termination Date or until such Lender is replaced pursuant to clause (iii) of this subsection (d) (but shall not have any Commitment during any extended period to which it has not agreed).

(iii) The Company shall have the right to replace, effective as of the Relevant Anniversary or the Current Termination Date, each Declining Lender with, and add as "Lenders" under this Agreement, one or more Persons eligible to participate as an assignee pursuant to Section 8.07 (which may include any Lender with the consent of such Lender) (each such Person, an "Additional Commitment Lender") with the approval of the Administrative Agent (not to be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrowers and the Administrative Agent (an "Additional Commitment Agreement") pursuant to which such Additional Commitment Lender shall undertake a Commitment (if any such Additional Commitment Lender is a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder), and such Additional Commitment Lender shall become a "Lender" for all purposes of this Agreement on the Relevant Anniversary or the Current Termination Date, as the case may be.

(iv) If and only if the total of the Commitments of the Lenders that have so agreed to extend the Termination Date, taking into account any Commitment increases pursuant to clause (iii) of this subsection (d), shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary, the Current Termination Date shall be extended, effective as of the Relevant Anniversary, to the Extended Termination Date; provided that, if such Commitments shall be less than 100% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary, the Borrowers shall have the right to rescind the request to so extend the Current Termination Date. The Borrowers agree to pay in full all amounts owing hereunder to each Declining Lender on the Relevant Anniversary or the Current Termination Date, as the case may be, on which such Declining Lender is replaced as a Lender pursuant to clause (iii) of this subsection (d).

(v) Notwithstanding the foregoing, each extension of the Termination Date hereunder pursuant to this subsection (d) shall be effective only if:

(1) no Default or Event of Default has occurred and is continuing as of the date of the request pursuant to clause (i) above and the Relevant Anniversary; and

(2) all representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the date of the request pursuant to clause (i) above and the Relevant Anniversary, including without limitation the representation and warranty of the Borrowers as to the execution, delivery and performance by them of this Agreement and the Notes, taking into account such extension, having been duly authorized by all necessary corporate action (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date); and

(3) if on the Relevant Anniversary or the Current Termination Date there are Advances outstanding, appropriate adjustments shall be made among the Lenders to cause the outstanding Advances to be held ratably by all Lenders in accordance with their respective Commitments as of each such date.

SECTION 2.02. Making the Committed Advances. (a) Determination of Eurocurrency Rate. The Company (on its own behalf or on behalf of any Designated Borrower) may request the Reference Bank, no earlier than 9:00 A.M. (New York City time) and no later than 11:00 A.M. (New York City time) on the third Business Day before a proposed Eurocurrency Rate Advance, to notify the Company of the Eurocurrency Rate that would be applicable to a Committed Advance in the principal amount, in the Currency, and with the Interest Period as described by the Company in such request, which request shall be substantially in the form of Exhibit A-1 hereto (a "Rate Request"). Upon such request, the Reference Bank shall furnish such interest rate to the Company no later than noon (New York City time) on the second Business Day before the proposed Eurocurrency Rate Advance by delivering to the Company a copy of the related Rate Request setting forth such rate and executed by an authorized officer of the Reference Bank in the space provided therefor (a "Rate Notification"). The relevant Borrower shall be entitled to rely on any such notification and such rate shall be conclusive and binding on the Lenders absent manifest error.

(b) Notice of Borrowing. Each Committed Borrowing shall be made on notice by the Company (on its own behalf or on behalf of any Designated Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, given not later than 11:00 A.M. (New York City time) on the date of the proposed Committed Borrowing if such Committed Borrowing is to be comprised of Base Rate Advances and no earlier than 9:00 A.M. (New York City time) and no later than 4:00 P.M. (New York City time) on the third Business Day prior to such date if such Committed Borrowing is to be comprised of Eurocurrency Rate Advances. Each such notice of a Committed Borrowing (a "Notice of Borrowing") shall be by telecopier, or by telephone confirmed immediately in writing, in substantially the form of Exhibit A-2 hereto, specifying therein:  (i) the name of the Borrower (which shall be the Company or a Designated Borrower), (ii) the requested date of such Committed Borrowing, (iii) the Type of Advances comprising such Committed Borrowing, (iv) the aggregate amount and, for any Designated Borrower, the Currency of such Committed Borrowing, and (v) in the case of a Committed Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period for each such Committed Advance. Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Committed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account for Advances denominated in the relevant Currency, in the relevant Currency and in same day funds, such Lender's Pro Rata Share of the requested amount of such Committed Borrowing. Promptly after the Administrative Agent's receipt of such funds (and in any event by the close of business New York City time on the date of such Borrowing) and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make the funds so received available to the Company or such other Borrower by depositing the same in such Currency and in immediately available funds into such account of the Company or such other Borrower, as applicable, maintained with the Administrative Agent in New York City (if such Advance is denominated in Dollars) or in the Principal Financial Center for any other Currency (if such Advance is denominated in an Alternate Currency) as shall have been specified in the related Notice of Borrowing.

(c) Illegality, Etc. Anything in subsection (a) or (b) above to the contrary notwithstanding,

(i) if any Lender shall, at least one Business Day before the date of any requested Eurocurrency Advance or the date of any conversion to or continuation of a Eurocurrency Rate Advance, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon (A) such Lender shall have no obligation to make Eurocurrency Rate Advances, or to convert Advances into Eurocurrency Rate Advances, until such Lender notifies the Company and the Administrative Agent that the circumstances causing such suspension no longer exist and (B) each Borrower shall be deemed to have converted all Eurocurrency Rate Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.04 on and as of the date of the Administrative Agent's receipt of such notice, unless and to the extent such notice directs that one or more Eurocurrency Rate Advances shall be so converted on the last day of the applicable Interest Period, provided that (w) before giving any such notice, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for such suspension and conversion and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender, (x) any request by a Borrower for Eurocurrency Rate Advances during a time when a Lender's obligation to make, or convert Advances into, Eurocurrency Rate Advances shall be suspended hereunder shall be deemed to be a request for, or for conversion into, Base Rate Advances from such Lender, (y) all Advances that would otherwise be made by such Lender as Eurocurrency Rate Advances during any such suspension shall instead be made as Base Rate Advances and (z) in the event any Lender shall notify the Administrative Agent and the Company of the occurrence of the circumstances causing such suspension under this Section 2.02(c), all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Rate Advances that would have been made by such Lender or the converted Eurocurrency Rate Advances shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Rate Advances;

(ii) if the Reference Bank cannot furnish the Eurocurrency Rate for any Committed Borrowing consisting of Eurocurrency Rate Advances because of conditions existing in the London interbank market, the right of the Borrowers to select Eurocurrency Rate Advances shall be suspended until the Reference Bank shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist;

(iii) if the Required Lenders shall, at least one Business Day before the date of any requested Eurocurrency Rate Advance, notify the Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon the Lenders shall have no obligation to make, or convert Committed Advances into, Eurocurrency Rate Advances until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; and

(iv) if the Required Lenders shall, at least one Business Day before the date of any Advance to a Designated Borrower, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lenders to perform their obligations hereunder to make Advances or to fund or maintain Advances hereunder to such Designated Borrower, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon the Lenders shall have no obligation to make Advances to such Designated Borrower, until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(d) Effect of Failure to Fulfill Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Company and the relevant Designated Borrower. In the case of any Committed Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the relevant Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Committed Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Committed Advance to be made by such Lender as part of such Committed Borrowing when such Advance, as a result of such failure, is not made on such date, such indemnity to be paid promptly upon receipt by the relevant Borrower of a certificate of such Lender setting forth the calculation of the amount of the indemnity claimed by such Lender.

(e) Funds Available. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Committed Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the relevant Borrower, the interest rate applicable at the time to Committed Advances comprising such Committed Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Committed Advance as part of such Committed Borrowing for purposes of this Agreement.

(f) Failure to Make Advances. The failure of any Lender to make the Committed Advance to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Committed Advance to be made by such other Lender on the date of any Committed Borrowing.

SECTION 2.03. Fees. (a) Facility Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee in Dollars on the aggregate amount of such Lender's Commitment (whether or not utilized and, after the Termination Date, on the aggregate outstanding principal amount of the Advances of such Lender, if any) from the date hereof in the case of each Lender and, in the case of each Person which becomes a Lender pursuant to Section 8.07, from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender and, in the case of a Person becoming a Lender pursuant to Section 2.01(c) or 2.01(d), from the effective date specified in the accession agreement or Additional Commitment Agreement, as applicable, pursuant to which it became a Lender, until the Termination Date at the Applicable Facility Fee Rate, payable quarterly in arrears on the last day of each March, June, September and December during the term hereof and on the Termination Date. All computations of the facility fee shall be based on a year of 360 days.

(b) Administrative Agent's Fees. The Company shall pay to the Administrative Agent in Dollars for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.

(c) Utilization Fee. Each Borrower shall pay to the Administrative Agent for the pro rata account of the Lenders a utilization fee on the outstanding principal amount of the Advances made to it (which fee shall be payable in the Currency in which such Advances were denominated), for each day on which the Utilization Ratio exceeds 0.50 and for each day after the Termination Date regardless of the Utilization Ratio, at a rate per annum equal to the Applicable Utilization Fee Rate, payable on each day on which a payment of interest is due under Section 2.05.

SECTION 2.04. Continuation and Conversion. (a) General. Subject to the other provisions hereof, each Borrower shall have the option (i) to convert all or any part of an outstanding Committed Borrowing consisting of Base Rate Advances to a Committed Borrowing consisting of Eurocurrency Rate Advances, (ii) to convert all or any part of an outstanding Committed Borrowing in Dollars consisting of Eurocurrency Rate Advances to a Committed Borrowing consisting of Base Rate Advances, or (iii) to continue all or any part of an outstanding Committed Borrowing consisting of Eurocurrency Rate Advances as a Committed Borrowing consisting of Eurocurrency Rate Advances for an additional Interest Period; provided that no Committed Borrowing consisting of Eurocurrency Rate Advances shall be so converted other than as contemplated by Section 2.02(c) or continued, until the expiration of the Interest Period applicable thereto.

(b) Notice of Conversion or Continuation. In order to elect to convert or continue a Committed Borrowing hereunder, the Company (on its own behalf or on behalf of any Designated Borrower) shall deliver an irrevocable notice thereof (a "Notice of Conversion or Continuation") to the Administrative Agent by telecopier or by telephone confirmed immediately in writing, no later than (i) 11:00 A.M., (New York City time) on the proposed conversion date in the case of a conversion to Base Rate Advances and (ii) no earlier than 9:00 A.M. (New York City time) and no later than 4:00 P.M. (New York City time) on the third Business Day in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances, substantially in the form of Exhibit B hereto. A Notice of Conversion or Continuation shall specify (w) the requested conversion or continuation date (which shall be a Business Day), (x) the amount and Type of the Advances to be converted or continued, (y) whether a conversion or continuation is requested, and (z) in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances, the requested Interest Period. The relevant Eurocurrency Rate for such Interest Period in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances shall be determined in the manner provided in Section 2.02(a) as if such conversion or continuation is instead new Eurocurrency Rate Advances in such amount, on such date and for such Interest Period. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Committed Borrowing consisting of Eurocurrency Rate Advances in Dollars as provided in clause (ii) above, the Company shall be deemed to have converted such Eurocurrency Rate Advances into Base Rate Advances in accordance with this Section 2.04 if such Advances are outstanding after the last day of the Interest Period with respect thereto. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Committed Borrowing consisting of Eurocurrency Rate Advances in an Alternate Currency as provided in clause (ii) above, the Company shall be deemed to have converted such Eurocurrency Rate Advances into a Eurocurrency Rate Advance with an Interest Period of one (1) month in accordance with this Section 2.04 if such Advances are outstanding after the last day of the Interest Period with respect thereto.

SECTION 2.05. Interest on Advances. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date the proceeds of such Advance are made available to such Borrower until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time, payable in arrears quarterly on the last Business Day of each fiscal quarter during the period such Base Rate Advance remains outstanding and on the date such Base Rate Advance shall be paid in full;

(b) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Eurocurrency Margin for such Advance, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period;

(c) Floating Rate Advances. If such Advance is a Floating Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Floating Rate for such Interest Period quoted by such Lender in accordance with Section 2.13, payable in arrears on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period;

(d) Fixed Rate Advances. If such Advance is a Fixed Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Fixed Rate for such Interest Period quoted by such Lender in accordance with Section 2.13, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; and

(e) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of all Advances and, to the extent permitted by law, overdue interest in respect of all Advances, shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time. In the event that, and for so long as, any Default under Section 6.01(a) shall have occurred and be continuing, the outstanding principal amount of the Advance with respect to which such Default has occurred and is continuing shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time.

SECTION 2.06. Additional Interest on Eurocurrency Rate Advances. Each Borrower shall pay to each Lender, during each period as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Rate Advance of such Lender outstanding during such period, from the later of the date such reserves are required and the making of such Advance until the earlier of the date such reserves are no longer required and such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the Interest Period applicable to such Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the average Eurocurrency Rate Reserve Percentage of such Lender during such period, payable on each date on which interest is payable on such Advance. Such Lender shall determine the amount of such additional interest, if any, and promptly notify the relevant Borrower through the Administrative Agent of the amount thereof.

SECTION 2.07. Repayment; Prepayment of Advances; Etc. (a) Repayment. Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Committed Advances then outstanding and each Borrower shall repay to the Administrative Agent for the account of the Lenders to which Uncommitted Advances comprising part of the same Borrowing are owing the aggregate principal amount of such Uncommitted Advances then outstanding on the last day of the Interest Period with respect thereto. No Borrower shall have the right to prepay any principal amount of any Advances other than as provided in this Section 2.07. Any Borrower may, upon notice no later than 11:00 A.M. (New York City time) on the second Business Day before the prepayment of Eurocurrency Rate Advances, and no later than 11:00 A.M. (New York City time) on the day of the prepayment in the case of Base Rate Advances, in either case to the Administrative Agent and stating the proposed date and principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Committed Advances comprising part of the same Committed Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in the aggregate principal amount of at least $5,000,000 or a larger whole multiple of $1,000,000 (or, in the case of Advances denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency) and, in the case of a payment or prepayment of a Eurocurrency Rate Advance other than on the last day of the Interest Period for such Advance as provided herein, shall have the consequences set forth in Section 8.04(b).

(b) Prepayment of Advances. The Company shall notify the Administrative Agent immediately upon becoming aware of any Change of Control. Upon receipt of such notice and for a period of 90 days thereafter, the Required Lenders shall be entitled, by written notice to the Company received within such period, to terminate the Commitments in whole and require the Company and any other Borrower to prepay all outstanding Advances within 5 Business Days of its receipt of such notice, together with any accrued and unpaid interest thereon to the date of such prepayment and any other amounts due hereunder. Notwithstanding any other provision contained herein, a Change of Control shall not, in and of itself, constitute a Default hereunder.

(c)  Alternate Currency Revaluation. (i) If at any time by reason of fluctuations in foreign exchange rates (1) the aggregate outstanding principal amount of all Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) exceeds 105% of the aggregate amount of the Commitments at such time or (2) the aggregate outstanding principal amount of all Advances denominated in Alternate Currencies exceeds 105% of the Foreign Currency Sublimit at such time, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (i), and the Company shall, within five Business Days of the date of such notice, prepay the Advances, or cause Advances to be prepaid, in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Advances (determined as aforesaid) does not exceed the aggregate amount of the Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 8.04(b). The determination of which Advances to prepay hereunder shall be at the sole option of the Company. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.

(ii) In addition, if on the last day of any Interest Period the aggregate outstanding principal amount of the Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination), would exceed 100% of the aggregate amount of the Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (ii), and the Company shall, within five Business Days of the date of such notice, prepay the Advances, or cause Advances to be prepaid, or reduce the requested Advances in such amounts that after giving effect to such action the aggregate outstanding principal amount of the Advances does not exceed the aggregate amount of the Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 8.04(b). The determination of which Advances to prepay hereunder shall be at the sole option of the Company. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.

SECTION 2.08. Increased Costs. (a) Changes in Law, Etc. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances, then the Company shall from time to time, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent) accompanied by the certificate described in the next sentence, pay, or cause to be paid, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.

(b) Capital Adequacy. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law), any Lender determines that the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender has been or would be affected and that the amount of such capital is increased by or based upon the existence of such Lender's Advances or commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender received by the Company within such time from the relevant change or introduction described above as is reasonably required in order to determine the effect thereof (with a copy of such demand to the Administrative Agent) accompanied by a certificate of such Lender as to the amounts demanded, the Company shall pay, or cause to be paid, to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation, as the case may be, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Advances or commitment to lend hereunder, such amounts to be due and payable within two days of such Lender's invoice therefor. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.

SECTION 2.09. Payments and Computations. (a) Manner of Payment. Each Borrower shall make each payment hereunder and under the Notes without deduction, setoff or counterclaim not later than 11:00 A.M. (Local Time) on the day when due to the Administrative Agent at the Administrative Agent's Account in the Principal Financial Center for the relevant Currency in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like Currency and funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.02(d), 2.06, 2.08, 2.10, 2.13(f) or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance (which shall not include any Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. The making by any Borrower of any payment to the Administrative Agent for the account of any Lender as herein provided shall pro tanto discharge the relevant obligation of such Borrower to such Lender.

(b) Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(c) Interest. All computations of interest based on (i) the Base Rate and the Eurocurrency Rate for Advances denominated in Pounds Sterling shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and (ii) the Eurocurrency Rate for Advances denominated in a Currency other than Pounds Sterling or the Federal Funds Rate or with respect to Uncommitted Advances and all computations of interest pursuant to Section 2.06 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Reference Bank of an interest rate for any Committed Advance hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Business Days. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or utilization fee, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Assumption of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate (if such Advance is denominated in Dollars) or at the London interbank offered rate for the relevant Currency (if such Advance is denominated in an Alternate Currency).

(f) Rate Information. The Reference Bank shall notify the Company and the Administrative Agent of the Base Rate in effect on the first Business Day on which a Base Rate Advance or Floating Rate Advance is outstanding and each day on which a change in the Base Rate occurs, each in sufficient detail to enable the Company to calculate interest payments hereunder with respect to Base Rate Advances and Floating Rate Advances, and shall provide such information to any Lender promptly upon its request. The Company will provide to the Administrative Agent (i) promptly upon receipt thereof copies of the information received by the Company pursuant to the immediately preceding sentence or any Rate Notification received pursuant to Section 2.02(a), (ii) promptly upon the making of any interest payment with respect to a Base Rate Advance or a Floating Rate Advance hereunder a schedule based on such information setting forth the Base Rate for each day in the period in which such Advance was outstanding, and (iii) promptly upon obtaining knowledge thereof, notice of any change in the rating assigned by Standard & Poor's, Moody's, or Fitch to the Company's Long-Term Indebtedness and the date of such change, provided that the Company's failure to provide any of the foregoing information shall be deemed not to be a Default or Event of Default hereunder.

(g)  Currency of Payments.  All payments of principal of and interest on, and utilization fees and any amounts payable under Section 2.06 in respect of, an Advance that is denominated in a particular Currency shall be made in such Currency, and all other amounts payable under this Agreement (except as specified in Section 9.06) shall be paid in Dollars.

SECTION 2.10. Taxes. (a) General. Any and all payments by each Borrower hereunder or under the Notes shall be made in accordance with Section 2.09, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (which are, with respect to payments by the Company only, not in effect or not imposed on the date of this Agreement); excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

(b) Other Taxes. In addition, each Borrower agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement not in effect or not imposed on the date of this Agreement or the Notes (hereinafter referred to as "Other Taxes") upon notice from the Lender.

(c) Tax Indemnity. Each Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Receipt. Within 30 days after the date of any payment of Taxes, each Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

(e) Survival. Without prejudice to the survival of any other agreement of each Borrower hereunder, the agreements and obligations of such Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder.

SECTION 2.11. Promissory Notes. Any Lender may request that Advances of any Type made by it be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit H-1 (a "Committed Note") in the case of the Committed Advances and substantially in the form of Exhibit H-2 (an "Uncommitted Note"), in the case of the Uncommitted Advances. Thereafter, such Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Use of Proceeds of Advances. Each Borrower will use the proceeds of the Advances solely for general corporate purposes, including, without limitation, for the acquisition of Margin Stock.

SECTION 2.13. Uncommitted Advances. (a) The Uncommitted Advances Option. In addition to Committed Advances pursuant to Section 2.01, the Company may, as set forth in this Section 2.13, request the Lenders to make offers to make Uncommitted Advances to the Borrowers. Each Lender may, but shall have no obligation to, make such offers and the Borrowers may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.13; provided that, following the making of each Uncommitted Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. The Uncommitted Advances may be Floating Rate Advances or Fixed Rate Advances.

(b) Quote Request. When a Borrower wishes to request offers to make Uncommitted Advances as part of an Uncommitted Borrowing, the Company (on its own behalf or on behalf of a Designated Borrower) shall transmit to the Administrative Agent, by telecopier, a quote request substantially in the form of Exhibit C hereto (a "Quote Request") so as to be received no earlier than 9:00 A.M. (New York City time) and (x) no later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of Borrowing proposed therein, in the case of a Fixed Rate Auction, or (y) no later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the proposed date of Borrowing proposed therein, in the case of a Floating Rate Auction, specifying:

(i) the proposed date of Borrowing, which shall be a Business Day;

(ii) the proposed Currency of such Borrowing and the proposed aggregate amount of such Borrowing, which shall be $10,000,000 or a larger whole multiple of $1,000,000 (or, in the case of an Uncommitted Borrowing denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency); and

(iii) the duration of the proposed Interest Period applicable thereto subject to the provisions of the definition of Interest Period.

The Administrative Agent shall in turn promptly notify each Lender of each request for an Uncommitted Borrowing received by it from the Company by sending such Lender a copy of the related Quote Request. A Borrower may request offers to make Uncommitted Advances for more than one Interest Period in a single Quote Request. No Quote Request shall be given within five Business Days of any other Quote Request.

(c) Submission and Contents of Quotes. (i) Each Lender may but shall not be required to submit a Quote containing an offer or offers to make an Uncommitted Advance as part of a proposed Uncommitted Borrowing in response to any Quote Request. Each Quote must comply with the requirements of this Section 2.13(c) and must be submitted to the Administrative Agent (which shall give prompt notice thereof to the Company) in writing (including by telecopy) no later than (A) 12:00 P.M. (New York City time) on the third Business Day prior to the proposed date of borrowing in the case of a Fixed Rate Auction or (B) 12:00 P.M. (New York City time) on the Business Day immediately preceding the proposed date of borrowing, in the case of a Floating Rate Auction; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 12:00 P.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Uncommitted Advance as part of such Uncommitted Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Uncommitted Advance as part of such proposed Uncommitted Borrowing. Any Quote so made shall be irrevocable except with the written consent of the Company.

(ii) A Quote may set forth each separate offer by a Lender with respect to each Interest Period specified in the related Quote Request. Each Quote shall be in substantially the form of Exhibit D hereto, and shall in any case specify:

(A) the principal amount of the Uncommitted Advance for each such offer, which principal amount (1) may be greater than or less than the Commitment of such Lender, (2) must be a whole multiple of $1,000,000 or, in the case of Uncommitted Advances in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency, (3) may not exceed (but may be less than) the proposed principal amount of the proposed Uncommitted Borrowing set forth in the related Quote Request, and (4) may be subject to an aggregate limitation as to the principal amount of Uncommitted Advances for which offers being made by such Lender may be accepted;

(B) in the case of a Floating Rate Auction, the margin below the Base Rate (the "Floating Rate Margin") offered for each such Uncommitted Advance expressed as a percentage (specified to the nearest 1/1,000th of 1%) to be subtracted from such Base Rate; and

(C) in the case of a Fixed Rate Auction, the rate of interest per annum (specified to the nearest 1/1,000th of 1%) (the "Fixed Rate") offered for each such Uncommitted Advance.

(iii) Any Quote shall be disregarded if it:

(A) is not substantially in conformity with the format described in the relevant Quote Request or does not specify all of the information required by Section 2.13(c)(ii);

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Quote Request; or

(D) is received by the Administrative Agent after the time set forth in Section 2.13(c)(i).

(d) Acceptance and Notice by Company. Not later than (i) 1:00 P.M. (New York City time) on the third Business Day prior to the proposed date of borrowing, in the case of a Fixed Rate Auction or (ii) 1:00 P.M. (New York City time) on the Business Day immediately preceding the proposed date of borrowing, in the case of a Floating Rate Auction, the Company shall notify the Administrative Agent (which shall give prompt notice thereof to the Lenders) of the relevant Borrower’s acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.13(c) substantially in the form of Exhibit E hereto; provided that if the Company shall fail to so notify the Administrative Agent by the times set forth above, the Company shall be deemed to have notified the Administrative Agent of the relevant Borrower’s nonacceptance of each such offer. In the case of acceptance, each such notice shall specify the aggregate principal amount of offers that are accepted. The relevant Borrower may accept any such offer in whole or in part; provided that:

(i) the aggregate principal amount of each Uncommitted Borrowing may not exceed the applicable amount set forth in the related Quote Request;

(ii) the principal amount of each Uncommitted Borrowing must be $10,000,000 or a larger whole multiple of $1,000,000 (or, in the case of an Uncommitted Borrowing denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency rounded to the nearest 1,000,000 units of such Alternate Currency);

(iii) acceptance of offers from the Lenders may only be made on the basis of ascending Floating Rate Margins or Fixed Rates, as the case may be; and

(iv) the Company may not accept any offer that is described in Section 2.13(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(e) Allocation. If offers are made by more than one Lender with the same Floating Rate Margins or Fixed Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted, the principal amount of Uncommitted Advances in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not less than $1,000,000, or, in the case of Uncommitted Advances denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency rounded to the nearest 1,000,000 units of such Currency, as it may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the allocations of Uncommitted Advances shall be binding and conclusive in the absence of manifest error. The Administrative Agent shall promptly notify the Company and the Lenders of any allocation pursuant to this Section 2.13(e).

(f) Funding. In the case of an Uncommitted Borrowing as to which the relevant Borrower has accepted the offer of one or more Lenders to make an Uncommitted Advance under clause (d) above, before 12:00 noon (Local Time) on the date of such Uncommitted Borrowing, each such Lender shall make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's portion of such Uncommitted Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will promptly (and in any event by the close of business Local Time on the date of such Borrowing) make such funds available to the Company by depositing the same in immediately available funds into such account as the Company shall have specified in the related notice of acceptance (in substantially the form of Exhibit E hereto). Promptly after each Uncommitted Borrowing the Administrative Agent will notify each Lender of the amount of the Uncommitted Borrowing, the aggregate principal amount of the Uncommitted Advances then outstanding and the dates upon which such Uncommitted Advances commenced and will mature.

SECTION 2.14. Borrowings by Designated Borrowers. (a)  The Company may, at any time or from time to time, upon not less than 10 Business Day's notice to the Administrative Agent, designate one or more Subsidiaries organized in any of the jurisdictions listed on Schedule III as Borrowers hereunder. Upon any such designation of a Subsidiary and the Administrative Agent's receipt of each of the following (copies of which will be promptly furnished by the Administrative Agent to the Lenders), which shall be in form and substance reasonably satisfactory to the Administrative Agent, such Subsidiary shall be a Designated Borrower and a Borrower entitled to make Borrowings on and subject to the terms and conditions of this Agreement:

(i) Executed Counterparts. A designation letter (a "Designation Letter") in duplicate, in substantially the form of Exhibit I, duly completed and executed by the Company and such Designated Borrower and delivered to the Administrative Agent at least ten Business Days before the date on which such Subsidiary is to become a Designated Borrower;

(ii) Opinion of Counsel to the Designated Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the Designation Letter) of reputable counsel to such Designated Borrower (which may be internal counsel) in the relevant jurisdiction (and such Designated Borrower hereby and by delivery of such Designation Letter instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent), as to the due organization of such Designated Borrower under the laws of its jurisdiction of organization, the due authorization, execution and delivery by such Designated Borrower of such Designation Letter and of the making of Borrowings by it hereunder, the obtaining of all licenses, approvals and consents of, and the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith and the legality, validity and binding effect and enforceability thereof, and such other legal matters relating thereto as the Administrative Agent may reasonably request;

(iii) Corporate Documents. Such documents and certificates as the Administrative Agent may reasonably request (including without limitation certified copies of the charter and by-laws of such Designated Borrower and of resolutions of its Board of Directors authorizing such Designated Borrower's acceptance of the Company’s designation as a "Designated Borrower" and its becoming a Borrower under this Agreement, and of all documents evidencing all other necessary corporate or other action required with respect to such Designated Borrower becoming party to this Agreement;

(iv)  Process Agent. Evidence that the Process Agent has agreed to act as agent for service of process in New York, New York on behalf of such Designated Borrower under the Loan Documents.

(v) Expenses. Evidence that such Designated Borrower or the Company shall have paid any and all expenses reasonably incurred by the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with its designation as a Designated Borrower; and

(vi) Other Items. Such other documents relating thereto as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request, including any documentation and other evidence which may be requested by the Administrative Agent or any Lender to comply with and/or administer any "know your customer" or other customer identification related policies and procedures required under applicable laws and regulations.

(b)  So long as all principal of and interest on all Advances made to any Designated Borrower and all other amounts payable by such Designated Borrower under this Agreement and the other Loan Documents have been paid in full, the Company may terminate the status of such Designated Borrower as a Borrower hereunder by furnishing to the Administrative Agent a letter (a "Termination Letter") in substantially the form of Exhibit J, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent, which shall promptly so notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Designated Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.08 or Section 2.10) or (ii) the obligations of the Company under Article IX with respect to any unpaid obligations of such Borrower.

SECTION 2.15. European Monetary Union. (a) Definitions. In this Section 2.15 and in each other provision of this Agreement to which reference is made in this Section 2.15 (whether expressly or impliedly), the following terms have the meanings given to them in this Section 2.15:

"EMU" shall mean economic and monetary union as contemplated in the Treaty on European Union.

"EMU Legislation" shall mean legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency, being in part the implementation of the third stage of EMU.

"Euro" shall mean the single currency of Participating Member States of the European Union.

"Participating Member State" shall mean each state so described in any EMU Legislation.

"Target Operating Day" shall mean any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year's Day or (iii) any other day on which the Trans-European Real-time Gross Settlement Express Transfer system (or any successor settlement system) is not operating (as determined by the Administrative Agent).

"Treaty on European Union" shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

(b) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the Euro, the Administrative Agent shall not be liable to the Company or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds to the account of the Company or any Lender, as the case may be, in the Principal Financial Center in the Participating Member State which the Company or, as the case may be, such Lender shall have specified for such purpose. In this paragraph (b), "all relevant steps" shall mean all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time reasonably determine for the purpose of clearing or settling payments of the Euro.

(c) Determination of Eurocurrency Rate. For the purposes of determining the date on which the applicable rate for Eurocurrency Rate Advances is determined under this Agreement for any Advance denominated in the Euro for any Interest Period therefor, references in this Agreement to London Banking Days shall be deemed to be references to Target Operating Days.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Condition Precedent to Effectiveness. The amendment and restatement of this Agreement as set forth herein shall become effective as of 12:01 a.m. on the date (the "Effective Date"), which shall be on or before February 27, 2008, as of which the Administrative Agent shall confirm to the Company that it has received the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for any Notes) in sufficient copies for each Lender:

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

(b) Authority and Approvals. Certified copies of the resolutions of the Board of Directors of the Company (or equivalent documents) authorizing and approving this Agreement, authorizing Borrowings by the Company and the Designated Borrowers hereunder in an aggregate principal amount up to but not exceeding the aggregate amount of the Commitments at any one time outstanding and certified copies of all documents evidencing all necessary corporate action and all other necessary action (corporate, partnership or otherwise) and governmental approvals, if any, with respect to this Agreement;

(c) Secretary's or Assistant Secretary's Certificate. A certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, certifying the names and true signatures of the officers of the Company authorized to execute and deliver this Agreement, the Notes, and the other documents to be delivered hereunder;

(d) Legal Opinions. An opinion of counsel to the Company, dated the Effective Date, substantially in the form of Exhibit F-1 hereto and an opinion of special New York counsel to the Administrative Agent, dated the Effective Date, substantially in the form of Exhibit F-2 hereto;

(e) Closing Certificate. A certificate of a senior financial officer of the Company, dated the Effective Date, certifying that the representations and warranties set forth in Article IV are true on such date as if made on and as of such date and that no Default has occurred and is continuing on such date; and

(f) Termination of Commitments; Fees and Expenses. Evidence satisfactory to the Administrative Agent that (i) the commitments under the Existing Credit Agreements have been terminated and all accrued fees, expenses, interest, principal and other amounts thereunder have been paid, and (ii) the Company shall have paid to the Administrative Agent for account of the Lenders such up-front fees in connection with the execution of this Agreement as the Company and the Administrative Agent shall have agreed upon.

SECTION 3.02. Conditions Precedent to Each Advance. The obligation of each Lender to make each Advance (including the initial Advance) as part of a Borrowing shall be subject to the further conditions precedent that (i) on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or the notice of acceptance under Section 2.13(d), as the case may be, and the acceptance by the relevant Borrower of the proceeds of such Advance shall constitute a representation and warranty by such Borrower that on the date of such Advance the following statements shall be true): (x) the representations and warranties contained in Section 4.01 (other than the Excluded Representation) and, to the extent applicable, in the Designation Letter of such Borrower are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date), and (y) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that would constitute an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and (ii) in the case of a requested Borrowing the proceeds of which are to be used to buy or carry any Margin Stock, the Company shall deliver to the Administrative Agent a certificate of a senior financial officer of the Company accompanying the relevant Notice of Borrowing setting forth in reasonable detail the basis upon which the Company has made the representation set forth in the third sentence of Section 4.01(l) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, together with (if so requested by the Administrative Agent) a duly completed Form U-1 or Form G-3 satisfactory to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Corporate Existence. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

(b) Corporate Authorization, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Company's charter or bylaws or (ii) any law or contractual restriction binding on or affecting the Company or any of its Subsidiaries.

(c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement or the Notes.

(d) Enforceability. This Agreement is and, upon issuance and delivery thereof in accordance with this Agreement, each Note will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(e) Financial Information. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 29, 2007, and the related statements of income and retained earnings of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Lenders, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(f) No Litigation. Except as disclosed or otherwise reflected in the Company's Annual Report on Form 10-K for the year ended December 29, 2007, there is no pending or (to the best of the Company's knowledge) threatened action or proceeding against the Company or any of its Subsidiaries or relating to any of their respective properties before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any Note.

(g) No Material Adverse Effect. Since December 29, 2007, there has been no event, act or condition which has had a Material Adverse Effect.

(h) Environmental Matters. Except as disclosed or otherwise reflected in the Company's Annual Report on Form 10-K for the year ended December 29, 2007, neither the Company nor any of its Subsidiaries has received notice or otherwise obtained knowledge of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health or safety statutes or regulations, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment.

(i) Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(j) Disclosure. The information furnished in writing by or on behalf of the Company or any Designated Borrower to the Lenders in connection with the negotiation, execution and delivery of this Agreement or any other Loan Document does not contain any material misstatements of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(k) No Defaults. The Company (i) is not in default under or with respect to this Agreement or any Note, and (ii) is not in default under or with respect to any other agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

(l) Use of Proceeds, Etc. All proceeds of each Advance will be used by each Borrower only in accordance with the provisions of Section 2.12. No Borrower is or will be engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) Financial Information. The Company will furnish to the Lenders:

(i) Quarterly Financial Statements. Within 50 days after the close of each quarterly accounting period in each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated and consolidating statements of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year.

(ii) Annual Financial Statements. Within 95 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income, retained earnings and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year and reported on without qualification by independent certified public accountants of recognized national standing, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Company, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to accounting matters (including, without limitation, in respect of Section 5.01(f)), or if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(iii) Officer's Certificates. At the time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of a senior financial officer of the Company which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Company and its Consolidated Subsidiaries on the dates and for the periods indicated, and (y) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Consolidated Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Company proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish whether the Company was in compliance with the provisions of Section 5.01(f) for the twelve-month period ending as at the end of the accounting period covered by the financial statements accompanied by such certificate.

(iv) Notice of Default or Litigation. Promptly after any Borrower obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, or (ii) any litigation or governmental proceeding pending or threatened against any Borrower or other event, act or condition which could reasonably be expected to result in a Material Adverse Effect.

(v) SEC Filings. Promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor or which the Company shall send to its stockholders.

(vi) Other Information. From time to time, and as soon as reasonably practicable, such other information or documents (financial or otherwise) as any Lender through the Administrative Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Company pursuant clauses (i), (ii) and (v) of this Section 5.01 (a) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.stanleyworks.com, or when such reports, or reports containing such financial statements are posted on the website of the Securities and Exchange Commission at www.sec.gov; provided that it shall deliver such paper copies of the reports and financial statements referred to in Clauses (i), (ii) and (v) of this Section 5.01(a) to the Administrative Agent or any Lender who request it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

(b) Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect at the time of such noncompliance or in the foreseeable future.

(c) Payment of Taxes. The Company shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Company or such Subsidiaries, except (x) as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP and (y) where such nonpayment could not reasonably be expected to result in a Material Adverse Effect.

(d) Preservation of Corporate Existence. Except as otherwise permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, do all things necessary to preserve, renew and keep in full force and effect its corporate existence and the licenses, permits, rights and franchises necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

(e) Maintenance of Books and Records. The Company will maintain financial records in accordance with GAAP, consistently applied. The representatives of the Administrative Agent or any of the Lenders shall have the right to visit and inspect any of the properties of the Company and of any of its Subsidiaries, to examine their books of account and records and take notes and make transcripts therefrom, and to discuss their affairs, finances and accounts with, and be advised as to the same by, their officers upon reasonable prior notice at such reasonable times and intervals as may be requested (subject to the standard policies of the Company and its Subsidiaries as to access, safety and, without prejudice to the reasonable requirements of lending institutions and their regulatory supervisors, confidentiality).

(f) Interest Coverage Ratio. The Company shall maintain, for each period of four consecutive fiscal quarters of the Company, an Interest Coverage Ratio of not less than 5.00 to 1.00.

SECTION 5.02. Negative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any Principal Property now owned or hereafter acquired (unless the Company secures the Advances made hereunder equally and ratably with such Lien), other than:

(i) Liens existing and disclosed to the Lenders in writing prior to the date hereof;

(ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted;

(iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) easements, rights-of-way, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Company or any of its Subsidiaries;

(vi) Liens on property of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation thereof;

(vii) Liens securing Indebtedness owed by a Subsidiary of the Company to the Company or another Subsidiary of the Company;

(viii) any Lien arising solely by operation of law in the ordinary course of business or which is contained in a contract for the purchase or sale of goods or services entered into in the ordinary course of business;

(ix) Liens on any property existing at the time of acquisition but only if the amount of outstanding Indebtedness secured thereby does not exceed the lesser of the fair market value or the purchase price of the property as purchased;

(x) any Lien securing the purchase price of revenues or assets purchased after the date hereof or the cost of repairing or altering, constructing, developing or substantially improving all or any part of such revenues or assets; provided that such Lien attaches only to such revenues or assets (including any improvements) and the Indebtedness thereby secured does not exceed the lesser of the fair market value or the purchase price of the revenues or assets (including any improvements) as purchased;

(xi) any other Liens on Principal Properties securing Indebtedness which in the aggregate, together with Attributable Debt, does not exceed 10% of Consolidated Net Worth at any time outstanding; and

(xii) any extension, renewal or replacement of any of the Liens referred to above; provided that the Indebtedness secured by any such extension, renewal or replacement does not exceed the sum of the principal amount of the Indebtedness originally secured thereby and any fee incurred in connection with such transaction.

(b) Merger, Etc. The Company shall not (i) enter into any merger or consolidation, or liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, or (ii) permit any of its Subsidiaries to do so, if such action could reasonably be expected to have a Material Adverse Effect, except that (1) any wholly-owned Subsidiary of the Company may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Company or any other wholly-owned Subsidiary of the Company and (2) the Company or any of its Subsidiaries may enter into any merger or consolidation so long as in the case of a transaction involving the Company, the Company, or in the case of any other transaction, a Subsidiary of the Company, is the surviving entity in such transaction and, after giving effect thereto, no Default or Event of Default shall have occurred or be continuing.

(c) Sale-Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which the Company or such Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (ii) which the Company or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or such Subsidiary to any other Person in connection with such lease. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to become liable with respect to the leases described above so long as all Attributable Debt, together with the Liens described in Section 5.02(a)(xi), does not exceed 10% of Consolidated Net Worth at any time outstanding.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a) Any Borrower shall fail to pay when due (or, if any such failure is due solely to technical or administrative difficulties relating to the transfer of such amounts, within two Business Days after its due date) any principal of any Advance; or any Borrower shall fail to pay when due any interest on any Advance, any fee (other than the fees referenced in Section 2.03) or any other amount payable by it hereunder or under any Note and five (5) days shall have elapsed from the date such interest, fees or other amounts were due; or with respect to the fees payable pursuant to Section 2.03, any Borrower shall fail to pay any such fee when due and two Business Days shall have elapsed from the Company's receipt of notice of such nonpayment from the Administrative Agent or any Lender; or

(b) Any representation or warranty made by any Borrower herein or pursuant to this Agreement or any other Loan Document (including without limitation in any certificate of such Borrower delivered pursuant hereto) shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Company or any other Borrower, as applicable, shall fail to perform any term, covenant or agreement contained in the first sentence of Section 2.07(b), Section 5.01(a)(iv), 5.01(f) or 5.02 on its part to be performed or observed; or

(d) Any Borrower shall fail to perform any term, covenant or agreement contained in this Agreement (except those described in clauses (a) and (c) above) and such failure shall continue for 30 days; or

(e) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Borrower or any Principal Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of such Borrower or such Principal Subsidiary or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(f) Any Borrower or any Principal Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of any order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Borrower or such Principal Subsidiary or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

(g) (A) Any Borrower or any Principal Subsidiary shall fail to make any payment in respect of Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) if the aggregate amount of such payment is $25,000,000 or more, or (B) any breach, default or event of default shall occur and be continuing (and applicable grace and notice periods shall have expired) under any agreement or indenture relating to any Indebtedness of such Borrower or such Principal Subsidiary in an aggregate amount of $25,000,000 or more, and, except in the case of financial covenant defaults, the maturity of any such Indebtedness has been accelerated in accordance with the terms thereof; or

(h) (A) Any Termination Event shall occur, or (B) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or (C) the Company or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (D) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (E) the Company or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan or is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (F) a proceeding shall be instituted against the Company or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or (G) any other event or condition shall occur or exist with respect to any Plan, if such events, transactions or conditions set forth in clauses (A) through (G) above could singly or in the aggregate be reasonably expected to have a Material Adverse Effect; or

(i) If there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against the any Borrower or any Principal Subsidiary which, when added to any other outstanding final judgments which remain undischarged, unsatisfied and unstayed for more than 30 days against such Borrower or any such Principal Subsidiary, exceeds $25,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare all Advances, the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all Advances, the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the case of any of the Events of Default specified in clauses (e) or (f) above with respect to any Borrower, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than the provisions of Section 7.07) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Administrative Agent Individually. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the "Agent’s Group") are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as "Activities") and may engage in the Activities with or on behalf of one or more of the Borrowers or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrowers and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company, another Borrower or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrowers or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrowers or their Affiliates (including information concerning the ability of the Borrowers to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent or any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any Affiliate of any Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c)  Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrowers and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement or any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Borrowers or their Affiliates (including information concerning the ability of the Borrowers to perform their respective Obligations hereunder and under the other Loan Documents) or (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrowers or their Affiliates) or for its own account.

SECTION 7.03. Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent's duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 8.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Company or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any "know your customer" or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any other Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of their Commitments, as then or most recently in effect, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement and the Notes, or any action taken or omitted by the Administrative Agent under this Agreement and the Notes, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.

SECTION 7.06. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 8.04 (as though such sub-agents were the "Administrative Agent" under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 7.07. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York, and which successor shall be reasonably acceptable to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the "Lender Appointment Period"), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.08. Non-Reliance on Administrative Agent and Other Parties. (a) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Company and each other Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 7.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the relevant Designated Borrower, if applicable, and the Required Lenders, or in the case of Section 2.13 and any Uncommitted Note, the Company and the Lender to which such Note is payable, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the written consent of the Company and all the Lenders shall be required in order to amend or waive any provision of the Agreement or the Notes other than Section 2.13 which would have the effect of (a) a reduction in principal, interest or fees payable to the Lenders under this Agreement or the Committed Notes, (b) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement or the Committed Notes (excluding any such postponement pursuant to Section 2.01(d)), (c) an increase in the Commitments (excluding any such increases pursuant to Section 2.01(c)), (d) amending or waiving compliance with the last sentence of Section 2.01(a), Section 2.08, Section 8.05 or this Section 8.01, (e) amending the definition of Required Lenders or (f) any release or modification of the Company’s guarantee under Article IX; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and provided, further, that the Commitment of any Lender shall not be extended without the prior written consent of such Lender.

SECTION 8.02. Notices, Communications and Treatment of Information. (a) Notices. (i) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(1)	if to the Company or any other Borrower,

Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053
Attention of:
Telecopier No.:
E-Mail Address:

(2)	if to the Administrative Agent

Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention of:
Telecopier No.:
E-Mail Address:

(3)    if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire or at such other address as shall be notified in writing (x) in the case of the Company and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Company and the Administrative Agent.

(ii) All notices, demands, requests, consents and other communications described in clause (i) shall be effective (1) if delivered by hand, including any overnight courier service, upon personal delivery, (2) if delivered by mail, when deposited in the mails, (3) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (4) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (i); provided, however, that notices and communications to the Administrative Agent pursuant to Article 7 shall not be effective until received by the Administrative Agent.

(iii) Notwithstanding clauses (i) and (ii) (unless the Administrative Agent requests that the provisions of clause (i) and (ii) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrowers shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Company. Nothing in this clause (iii) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Borrower in any manner authorized in this Agreement or to request that the Company effect delivery in such manner.

(b) Posting of Approved Electronic Communications. (i) Each of the Lenders and each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the "Approved Electronic Platform").

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED "AS IS" AND "AS AVAILABLE". NONE OF THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM EXCEPT FOR ERRORS OR OMISSIONS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(iv) Each of the Lenders and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(c) Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party and direct or indirect counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, "Information" means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(d) Treatment of Information. (i) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Borrowers or their securities ("Restricting Information"). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent or any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Borrower or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(ii) Each Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked "PUBLIC" if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof, (ii) by marking Communications "PUBLIC," each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.02(c)) with respect to such Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked "PUBLIC" may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated "Public Side Information," and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked "PUBLIC" as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated "Public Side Information." Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Borrower regarding whether a Communication contains or does not contain material non-public information with respect to any of the Borrowers or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Borrower, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this clause (ii) shall modify or limit a Lender’s obligations under Section 8.02(b) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(iv)  Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(v) The provisions of the foregoing clauses of this subsection (d) are designed to assist the Administrative Agent, the Lenders and the Borrowers, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that any Borrower's or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Borrower or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Borrower assumes the risks associated therewith.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses; Breakage Indemnification. (a) The Company agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of (i) the Administrative Agent in connection with the negotiation, syndication, execution and delivery of this Agreement, the other Loan Documents and the other documents delivered hereunder and (ii) the Administrative Agent and each Lender in connection with enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) If any payment, prepayment or conversion of any Eurocurrency Rate Advance or a Fixed Rate Advance is made by the Company or a Designated Borrower, as applicable, to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Advances and the Notes pursuant to Section 6.01 or for any other reason other than in connection with Section 2.02(c), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

(c) The Company agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the actual or proposed use of the proceeds of the Advances, including in connection with any acquisition or proposed acquisition by the Company or any Subsidiary of the Company of another Person or one or more businesses of another Person (whether by means of a stock purchase, asset acquisition or otherwise), whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Company agrees not to assert any claim against any Indemnified Party on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances.

SECTION 8.05. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Committed Advances owing to it (other than pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04(b)) in excess of its ratable share of payments on account of the Committed Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Committed Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 8.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

SECTION 8.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, each Designated Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations hereunder or under any Note or any interest herein or therein (other than as permitted by Section 5.02(b)) without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, and the Committed Advances owing to it and the Committed Note or Notes held by it); provided, however, that (i) each such assignment (other than assignment to an affiliate of such Lender) shall require the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and which consent of the Company shall not be required if an Event of Default exists, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Uncommitted Advances, Uncommitted Advances owing to it and Uncommitted Notes), (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (which shall include the agreement of the assignee party to such assignment, for the benefit of the Borrowers, to be bound by the terms and provisions of this Agreement to the same extent as if it were an original party hereto), together with any Committed Note subject to such assignment and the assignor or assignee shall pay to the Administrative Agent a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Committed Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit G hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. In the case of any Lender that holds a Committed Note, within five Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent in simultaneous exchange for the surrendered Committed Note a new Committed Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Committed Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Committed Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Committed Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit H-2. Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Person as a Lender and the resulting adjustment of the Commitments, if any, arising from such assignment of Commitments to such Person.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other financial institutions, or other entities engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of their business, in all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it and the Note or Notes held by it); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrowers for the performance of such obligations, (iii) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such participant's right to consent to any modification, waiver or release of any of the provisions of this Agreement shall be limited to the right to consent to (A) any reduction in principal, interest or fees payable to such Lender under this Agreement, (B) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement and (C) any amendments to the foregoing clauses (A) and (B).

SECTION 8.08. Limitation on Assignments and Participations. (a) Any Lender may, in connection with any actual or proposed assignment or participation pursuant to Section 8.07, disclose to the actual or proposed assignee or participant any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided that the actual or proposed assignee or participant shall have agreed prior to any such disclosure to preserve the confidentiality of any confidential information relating to such Borrower received by it from such Lender or such Borrower.

(b) Notwithstanding anything in Section 8.07 to the contrary, no Lender shall have the right to assign its rights and obligations hereunder or any interest therein or to sell participations to one or more banks or other financial institutions in all or a portion of its rights hereunder or any interest therein where the result of such assignment or participation would be reasonably expected to entitle the Lender to claim additional amounts pursuant to Section 2.02(d), 2.06, 2.08, 2.10, 2.13(f) or 8.04 or would otherwise result in an increase in the a Borrower's obligations.

(c) Anything in this Section 8.08 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its rights to payment of the Advances owing to it hereunder to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any applicable Operating Circular issued by such Federal Reserve Bank. No such assignment shall have the effect of releasing such Lender from its obligations hereunder.

SECTION 8.09. Withholding. If any Lender, or any Person that becomes a party to this Agreement pursuant to Section 8.07, is not incorporated under the laws of the United States of America or a state thereof, such Person agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to each of the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Person is entitled to receive payments under this Agreement, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Person which delivers to the Company a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to each of the Company and the Administrative Agent two further copies of Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, certifying in the case of a Form W-8BEN or W-8ECI that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form with respect to it and such Person advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN, establishing an exemption from United States backup withholding tax.

SECTION 8.10. Mitigation. In the event that any Lender claims any amounts under Sections 2.02(d), 2.06, 2.08, 2.10 or 8.04(b), it shall use all reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to take actions (including, without limitation, changing the jurisdiction of its Applicable Lending Office) so as to eliminate such additional amounts; provided that such Lender shall not be required to take any action if, in its reasonable judgment, such action would be materially disadvantageous to it.

SECTION 8.11. Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.13. Submission to Jurisdiction; Etc.

(a) Submission to Jurisdiction.  Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the Notes.

(b)  Service of Process. Each Designated Borrower agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the "Process Agent") as agent for such Designated Borrower in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York  10011, or at such other address of which the Administrative Agent shall have been notified in writing by such Designated Borrower; provided that, if the Process Agent ceases to act as such Designated Borrower's agent for service of process, such Designated Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as such Designated Borrower's agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law

(c)  Waiver of Venue. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and a claim that such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 8.14. Judgment Currency.This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the "Specified Currency"), and any payment in New York City or the country of the Specified Currency, as the case may be (the "Specified Place"), is of the essence, and, except as otherwise provided in this Agreement, the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. Except as otherwise provided in this Agreement, the payment obligations of the Designated Borrowers under this Agreement and the other Loan Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the "Second Currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Designated Borrower in respect of any such sum due from it to the Administrative Agent or any Lender in respect of any judgment in any court shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder or under the Notes in the Second Currency to the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Company hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, for such judgment in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

SECTION 8.15. USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 8.16. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers.  Each of the Borrowers agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Borrower, its stockholders or its affiliates.  Each of the Borrowers acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm's-length commercial transactions between the Lenders, on the one hand, and each of the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Borrower on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (iv) each of the Borrowers has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each of the Borrowers further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each of the Borrowers agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower, in connection with such transaction or the process leading thereto.

ARTICLE IX

GUARANTEE

SECTION 9.01. Guarantee. To induce the other parties to enter into this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, the Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advances to and the Notes of each Designated Borrower and all other amounts whatsoever now or hereafter payable or becoming payable by each Designated Borrower under this Agreement and each other Loan Document, in each case strictly in accordance with the terms thereof (collectively, the "Guaranteed Obligations"). The Company hereby further agrees that if any Designated Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 9.01 is a continuing guarantee and is a guarantee of payment and is not merely a guarantee of collection and shall apply to all Guaranteed Obligations whenever arising.

SECTION 9.02. Acknowledgments, Waivers and Consents. The Company agrees that its obligations under Section 9.01 shall be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guarantee therein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Company agrees that:

(a)  The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Article IX in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Company, or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Article IX:

(i)  any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of the Commitments;

(ii)  any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;

(iii)  any application of the proceeds of any other guarantee (including the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;

(iv)  any release of any other Person (including any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(v)  any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(vi)  the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of any Designated Borrower or any other Person or any disposition of any shares of the Company or any Designated Borrower;

(vii)  any proceeding against any Designated Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Article IX;

(viii)  the entering into such other transactions or business dealings with any Designated Borrower, any Subsidiary or affiliate thereof or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or

(ix)  all or any combination of any of the actions set forth in this Section 9.02(a).

(b)  The enforceability and effectiveness of this Article IX and the liability of the Company, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Article IX shall not be affected, limited, reduced, discharged or terminated, and the Company hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i)  the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

(ii)  any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other guarantor;

(iii)  the illegality, invalidity or unenforceability of any security for or other guarantee (including any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;

(iv)  the cessation, for any cause whatsoever, of the liability of any Designated Borrower or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 9.03, by reason of the full payment of all Guaranteed Obligations);

(v)  any failure of the Administrative Agent or any Lender to marshal assets in favor of any Designated Borrower or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against such Designated Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that such Designated Borrower may be in default of its obligations under any Loan Document;

(vi)  any counterclaim, set-off or other claim which any Designated Borrower or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations, or any counterclaim, set-off or other claim which the Company may have with respect to all or any part of any obligations owed to the Company by the Administrative Agent or any Lender (other than, without prejudice to Section 9.03, any counterclaim or other claim that the amount of such Guaranteed Obligation which is being claimed has been finally paid in full);

(vii)  any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(viii)  any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

(ix)  any action taken by the Administrative Agent or any Lender that is authorized under this Article IX or by any other provision of any Loan Document or any omission to take any such action;

(x)  any law, regulation, decree or order of any jurisdiction of Governmental Authority or any event affecting any term of the Guaranteed Obligations; or

(xi)  any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(c)  To the fullest extent permitted by law, the Company expressly waives, for the benefit of the Administrative Agent and the Lenders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Designated Borrower under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Article IX or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.

SECTION 9.03. Reinstatement. The obligations of the Company under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Designated Borrower in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender, whether as a result of insolvency, any proceedings in bankruptcy, dissolution, liquidation or reorganization or otherwise.

SECTION 9.04. Subrogation. The Company hereby agrees that, until the final payment in full of all Guaranteed Obligations, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, reimbursement, contribution or otherwise, against any Designated Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 9.05. Remedies. The Company agrees that, as between the Company and the Administrative Agent and the Lenders, the obligations of any Designated Borrower under this Agreement or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 6.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 6.01) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Designated Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Designated Borrower) shall forthwith become due and payable by such Company for purposes of Section 9.01.

SECTION 9.06. Payments. Each payment by the Company under this Article IX shall be made in accordance with Section 2.09 in the Currency in which the Guaranteed Obligations such payment is made in respect of are denominated, without deduction, set-off or counterclaim at the Administrative Agent’s Account and free and clear of any and all present and future Taxes.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

THE STANLEY WORKS By_______________________ Name: Title:

CITIBANK, N.A., as Administrative Agent and as Lender By_______________________ Name: Title:

LENDERS BANK OF AMERICA, N.A. By_______________________ Name: Title:

BNP PARIBAS By_______________________ Name: Title: By_______________________ Name: Title:

JPMORGAN CHASE BANK, N.A. By_______________________ Name: Title:

UBS LOAN FINANCE LLC By_______________________ Name: Title:

WACHOVIA BANK, N.A. By_______________________ Name: Title:

THE BANK OF NEW YORK By_______________________ Name: Title:

BARCLAYS BANK PLC By_______________________ Name: Title:

HSBC BANK USA, NATIONAL ASSOCIATION By_______________________ Name: Title:

MORGAN STANLEY BANK By_______________________ Name: Title:

WILLIAM STREET LLC By_______________________ Name: Title:

MERRILL LYNCH BANK USA By_______________________ Name: Title:

ROYAL BANK OF CANADA By_______________________ Name: Title:

WELLS FARGO BANK, N.A. By_______________________ Name: Title:

THE NORTHERN TRUST COMPANY By_______________________ Name: Title:

SCHEDULE I

ADDRESS AND APPLICABLE LENDING OFFICES

Name of Lenders and Addresses For Notices	Domestic Lending Office	Eurocurrency Lending Office
Citibank, N.A. Two Penns Way, Suite 200 New Castle, DE 19720 Attn: Janeira Crewsfoster Tel 302-894-6015 Fax 212-994-0961	Citibank, N.A. Two Penns Way, Suite 200 New Castle, DE 19720 Attn: Janeira Crewsfoster Tel 302-894-6015 Fax 212-994-0961	Citibank, N.A. Two Penns Way, Suite 200 New Castle, DE 19720 Attn: Janeira Crewsfoster Tel 302-894-6015 Fax 212-994-0961
Bank of America, N.A. 100 Federal Street Boston, MA 02110 Attn: Kenneth Struglia Tel: (617) 434 -6489 Fax: (617) 434-0601	Bank of America, N.A. 100 Federal Street Boston, MA 02110 Attn: Kenneth Struglia Tel: (617) 434 -6489 Fax: (617) 434-0601	Bank of America, N.A. 100 Federal Street Boston, MA 02110 Attn: Kenneth Struglia Tel: (617) 434 -6489 Fax: (617) 434-0601
BNP Paribas 209 South La Salle Chicago, IL 60604 Primary Contact: Paul Harris Tel: (312) 977-1384 Fax: (312) 977-1380 Secondary Contact: Fik Durmus Tel: (312) 977-2208	BNP Paribas 787 Seventh Avenue New York, NY 10019	BNP Paribas 787 Seventh Avenue New York, NY 10019
JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, NY 10017

Primary Contact: Anthony White
Tel: (212) 270-1051
Fax: (212) 270-3279

Secondary Contact: Raju Nanoo
Tel: (212) 623-7537
Fax: (212) 623-1310

JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, NY 10017

Primary Contact: Anthony White
Tel: (212) 270-1051
Fax: (212) 270-3279

Secondary Contact: Raju Nanoo
Tel: (212) 623-7537
Fax: (212) 623-1310

JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, NY 10017

Primary Contact: Anthony White
Tel: (212) 270-1051
Fax: (212) 270-3279

Secondary Contact: Raju Nanoo
Tel: (212) 623-7537
Fax: (212) 623-1310

UBS Loan Finance LLC 677 Washington Boulevard Stamford, CT 06901 Attn: Jenny E. Milioti Tel: (203) 719-5993 Fax: (203) 719-3888	UBS Loan Finance LLC 677 Washington Boulevard Stamford, CT 06901 Attn: Jenny E. Milioti Tel: (203) 719-5993 Fax: (203) 719-3888	UBS Loan Finance LLC 677 Washington Boulevard Stamford, CT 06901 Attn: Jenny E. Milioti Tel: (203) 719-5993 Fax: (203) 719-3888

Name of Lenders and Addresses For Notices	Domestic Lending Office	Eurocurrency Lending Office
Wachovia Bank, N.A. 301 South College St. Charlotte, NC 28202 Primary Contact: Jeff Seaton Tel: (704) 374-7042 Fax: (704) 383-1625 Secondary Contact: Kevin Rosebaum Tel: (704) 715-9941	Wachovia Bank, N.A. 301 South College St. Charlotte, NC 28202 Primary Contact: Jeff Seaton Tel: (704) 374-7042 Fax: (704) 383-1625 Secondary Contact: Kevin Rosebaum Tel: (704) 715-9941	Wachovia Bank, N.A. 301 South College St. Charlotte, NC 28202 Primary Contact: Jeff Seaton Tel: (704) 374-7042 Fax: (704) 383-1625 Secondary Contact: Kevin Rosebaum Tel: (704) 715-9941
The Bank of New York One Wall St., 21st Floor New York, NY 10286 Attn: Larry Geter Tel: (212) 635-6740 Fax: (212) 63-6397	The Bank of New York One Wall St., 21st Floor New York, NY 10286 Attn: Larry Geter Tel: (212) 635-6740 Fax: (212) 63-6397	The Bank of New York One Wall St., 21st Floor New York, NY 10286 Attn: Larry Geter Tel: (212) 635-6740 Fax: (212) 63-6397
Barclays Bank, PLC 200 Park Avenue New York, NY 10166 Attn: Jane Yoon Tel: (973) 576-3267 Fax: (973) 576-3014	Barclays Bank, PLC 200 Park Avenue New York, NY 10166 Attn: Jane Yoon Tel: (973) 576-3267 Fax: (973) 576-3014	Barclays Bank, PLC 200 Park Avenue New York, NY 10166 Attn: Jane Yoon Tel: (973) 576-3267 Fax: (973) 576-3014
HSBC Bank USA, National Association 452 Fifth Ave, 5/F New York, NY 10018 Primary Contact: Diane Zieske Tel: (212) 525-2487 Fax: (212) 642-0314 Secondary Contact: Sylvia Carranza Tel: (212) 525-6433	HSBC Bank USA, National Association 452 Fifth Ave, 5/F New York, NY 10018 Primary Contact: Diane Zieske Tel: (212) 525-2487 Fax: (212) 642-0314 Secondary Contact: Sylvia Carranza Tel: (212) 525-6433	HSBC Bank USA, National Association 452 Fifth Ave, 5/F New York, NY 10018 Primary Contact: Diane Zieske Tel: (212) 525-2487 Fax: (212) 642-0314 Secondary Contact: Sylvia Carranza Tel: (212) 525-6433
Morgan Stanley Bank One Pierrepont Plaza, 7th Floor 300 Cadman Plaza West Brooklyn, NY 11201 Attn: Edward Henley Tel: (718) 754-7258 Fax: (718) 754-7250
Morgan Stanley Bank
2500 Lake Park Blvd., Suite 300C
West Valley City, Utah 84120

Primary Contact: Gabriela Nevergold
Tel: (718) 754-7411
Fax: (718) 233-2132

Secondary Contact: Zorik Ledven
Tel: (718) 754-7425

Morgan Stanley Bank
2500 Lake Park Blvd., Suite 300C
West Valley City, Utah 84120

Primary Contact: Gabriela Nevergold
Tel: (718) 754-7411
Fax: (718) 233-2132

Secondary Contact: Zorik Ledven
Tel: (718) 754-7425

Name of Lenders and Addresses For Notices	Domestic Lending Office	Eurocurrency Lending Office
William Street LLC 30 Hudson Street, 17th Floor Jersey City, NJ 07302 Primary Contact: Pedro Ramirez Tel: (917) 343-8319 Secondary Contact: Andrew Caditz Tel: (212) 357-6240	William Street LLC 1 New York Plaza, 40th Floor New York, NY 10004	William Street LLC 1 New York Plaza, 40th Floor New York, NY 10004
Merrill Lynch Bank USA 15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Primary Contact: Mark Cannon Tel: (801) 526-8631 Fax: (801) 359-4667 Secondary Contact: Butch Alder Tel: (801) 526-8324	Merrill Lynch Bank USA 15 W. South Temple, Suite 300 Salt Lake City, UT 84101	Merrill Lynch Bank USA 15 W. South Temple, Suite 300 Salt Lake City, UT 84101
Royal Bank of Canada New York Branch One Liberty Plaza, 3rd Floor 165 Broadway New York, NY 10006-1404 Attn: GLA Administrator Tel: (212) 428-6369 Fax: (212) 428-2372	Royal Bank of Canada New York Branch One Liberty Plaza, 3rd Floor 165 Broadway New York, NY 10006-1404 Attn: GLA Administrator Tel: (212) 428-6369 Fax: (212) 428-2372	Royal Bank of Canada New York Branch One Liberty Plaza, 3rd Floor 165 Broadway New York, NY 10006-1404 Attn: GLA Administrator Tel: (212) 428-6369 Fax: (212) 428-2372
Wells Fargo Bank, N.A. 530 5th Ave, 19th Floor New York, NY 10036 Primary Contact: Jordan Fragiacomo Tel: (212) 805-1610 Fax: (212) 805-1614 Secondary Contact: Ann Fragen Tel: (212) 805-1004	Wells Fargo Bank, N.A. 530 5th Ave, 19th Floor New York, NY 10036 Primary Contact: Jordan Fragiacomo Tel: (212) 805-1610 Fax: (212) 805-1614 Secondary Contact: Ann Fragen Tel: (212) 805-1004	Wells Fargo Bank, N.A. 530 5th Ave, 19th Floor New York, NY 10036 Primary Contact: Jordan Fragiacomo Tel: (212) 805-1610 Fax: (212) 805-1614 Secondary Contact: Ann Fragen Tel: (212) 805-1004
The Northern Trust Company 50 S. LaSalle Street Chicago, IL 60675 Attn: Peter Hallan Tel: (312) 444-2434 Fax: (312) 444-4906	The Northern Trust Company 50 S. LaSalle Street Chicago, IL 60675 Attn: Sharon Jackson Tel: (312) 630-1609 Fax: (312) 630-1566	The Northern Trust Company 50 S. LaSalle Street Chicago, IL 60675 Attn: Sharon Jackson Tel: (312) 630-1609 Fax: (312) 630-1566

SCHEDULE I (cont'd)

LENDERS AND COMMITMENTS

Lenders	Commitment

Citibank, N.A.	$80,000,000
Bank of America, N.A.	$80,000,000
BNP Paribas	$65,000,000
JPMorgan Chase Bank, N.A.	$65,000,000
UBS Loan Finance LLC	$65,000,000
Wachovia Bank, N.A.	$65,000,000
The Bank of New York	$50,000,000
Barclays Bank, PLC	$50,000,000
HSBC Bank USA, National Association	$50,000,000
Morgan Stanley Bank	$50,000,000
William Street LLC	$50,000,000
Merrill Lynch Bank USA	$35,000,000
Royal Bank of Canada	$35,000,000
Wells Fargo Bank, N.A.	$35,000,000
The Northern Trust Company	$25,000,000

TOTAL	$800,000,000

SCHEDULE II

MANDATORY COST RATE

Calculation of Mandatory Cost Rate

1.
The MCR Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period for any Advance denominated in Pounds Sterling or Euros (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender participating in such Advance, in accordance with the paragraphs set out below. The MCR Cost will be calculated by the Administrative Agent as a weighted average of such Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from an Applicable Lending Office in a Participating Member State (as defined in Section 2.15) will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Advances made from that Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Applicable Lending Office.

4.	The Additional Cost Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Advance made in Pounds Sterling:

 per cent. per annum

(b)	in relation to a Advance made in any Alternate Currency other than Pounds Sterling:

per cent. per annum.

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Margin and the MCR Cost and, if applicable, any additional amount of interest specified in Section 2.07(b)) payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in Pounds Sterling per £1,000,000;

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(d)	"Special Deposits" has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(e)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in Pounds Sterling per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Applicable Lending Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the MCR to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule II in relation to a formula, the MCR, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and provide notice to the Company and the Lenders of any amendments which are required to be made to this Schedule II in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

SCHEDULE III

DESIGNATED BORROWER JURISDICTIONS

United Kingdom

Belgium

EXHIBIT A-1

RATE REQUEST

Citibank, N.A., as Reference Bank
under the Credit Agreement
referred to below
388 Greenwich Street
New York, NY 10013
Attn: [________]

[Date]

Ladies and Gentlemen:

The undersigned, The Stanley Works, refers to the Amended and Restated Credit Agreement, dated as of February 27, 2008 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined) among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders and hereby requests notification from you pursuant to Section 2.02(a) thereof of the Eurocurrency Rate which is applicable to the Committed Advance to be made (or converted or continued) on        , 200   in the principal amount of [$____] [€____] [£____] with the Interest Period of      months.

Very truly yours, The Stanley Works By_________________________ Name: Title:

TO BE COMPLETED AND RETURNED BY
REFERENCE BANK:

The rate requested above,
determined as required by
the Credit Agreement, is      .

CITIBANK, N.A., as Reference Bank By_________________________________ Authorized Officer

EXHIBIT A-2

NOTICE OF BORROWING

Citibank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
388 Greenwich Street
New York, NY 10013
Attn: [________]

[Date]

Ladies and Gentlemen:

The undersigned, The Stanley Works, refers to the Amended and Restated Credit Agreement, dated as of February 27, 2008 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Designated Borrowers, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Committed Borrowing on the following terms under the Credit Agreement, and in that connection sets forth below the information relating to such Committed Borrowing (the "Proposed Committed Borrowing ") as required by Section 2.02(b) of the Credit Agreement:

(i)  The Borrower is ________________.

(ii) The Business Day of the Proposed Committed Borrowing is             , 200  .

(iii) The Type of Advances comprising the Proposed Committed Borrowing is [Base Rate]1  [Eurocurrency Rate].

(iv) The aggregate amount of the Proposed Committed Borrowing is [$]2  [€] [£] ______ .

[(v)] The Initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Committed Borrowing is        month[s]].

________________________

1 not available for any Designated Borrower
2 not available for any Designated Borrower

[(v) The proceeds of the Proposed Committed Borrowing are to be used to buy or carry Margin Stock, and attached hereto are the certificates required pursuant to Section 3.02(ii) of the Credit Agreement and a duly completed Form U-1 or Form G-3.]3

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Committed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the Excluded Representation) are correct in all material respects, before and after giving effect to the Proposed Committed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Committed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours, The Stanley Works By____________________ Name: Title:

________________________

3 if applicable

EXHIBIT B

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Citibank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
388 Greenwich Street
New York, NY 10013
Attn: [________]

Ladies and Gentlemen:

The undersigned, The Stanley Works, refers to the Amended and Restated Credit Agreement, dated as of February 27, 2008 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, pursuant to Section 2.04(b) of the Credit Agreement that [the undersigned] [NAME OF DESIGNATED BORROWER] hereby elects to [convert][continue] the Committed Borrowing consisting of [Base Rate][Eurocurrency Rate] Advances:

(i) which is in the amount of $         ;

(ii) which, in the case of a Committed Borrowing consisting of Eurocurrency Rate Advances, has an Interest Period of    month(s);4  and

(iii) which was borrowed (or previously converted or continued) on ________, 200_.

________________

Omit clause (ii) if Committed Borrowing consisted of Base Rate Advances.

Such [conversion][continuation] shall become effective on           , 200 , at which time such Advances shall be [converted into][continued as] [Base Rate][Eurocurrency Rate] Advances:

(i) which is in the amount of $           ;4
and

(ii) which has an Interest Period of   month(s)5 .

Very truly yours, The Stanley Works By__________________ Name: Title:

________________

2 Omit clause (i) if conversion or continuation is for entire amount of Committed Borrowing.

3 Omit clause (ii) if conversion is into Base Rate Advance.

EXHIBIT C

FORM OF QUOTE REQUEST

[Date]

Citibank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
388 Greenwich Street
New York, NY 10013
Attn: [________]

Ladies and Gentlemen:

The undersigned, The Stanley Works, refers to the Amended and Restated Credit Agreement, dated as of February 27, 2008 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice pursuant to Section 2.13 of the Credit Agreement that the undersigned hereby requests offers to make an Uncommitted Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Borrowing (the "Proposed Uncommitted Borrowing") is requested to be made5 :

(i) The Business Day of the Proposed Uncommitted Borrowing is _______, 200   .

(ii) The proposed aggregate amount of the Proposed Uncommitted Borrowing is $______ .

________________

4 Information required for a Borrowing may be repeated as necessary if more than one Borrowing is being requested in one Form of Quote Request.

(iii) The duration of the proposed Interest Period for the Proposed Uncommitted Borrowing is      .

(iv) The Type of Proposed Uncommitted Borrowing is [Fixed Rate] [Floating Rate].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Uncommitted Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the Excluded Representation) are correct in all material respects, before and after giving effect to the Proposed Uncommitted Borrowing on the same day and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Uncommitted Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours, The Stanley Works By______________________ Name: Title:

EXHIBIT D

FORM OF QUOTE

[Date]

THE STANLEY WORKS
1000 Stanley Drive
New Britain, CT 06050

Re:
the Amended and Restated Credit Agreement dated as of February 27, 2008 among The Stanley Works, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders (as amended, modified or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

The undersigned, [Name of Lender], refers to the above referenced Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes [a] Quote[s] pursuant to Section 2.13 of the Credit Agreement, in response to the Quote Request made by the Company on       , and in response thereto, sets forth below the terms on which such Quote[s] [is] [are] made:

(i) The principal amount of the Uncommitted Advance is $           .

(ii) The Type of Uncommitted Advance is [Fixed Rate] [Floating Rate].

(iii) The Floating Rate Margin in the case of a Floating Rate Advance,   or the Fixed Rate in the case of a Fixed Rate Advance, is          .6

The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Company upon acceptance by the Company of this Quote in accordance with Section 2.13(d) of the Credit Agreement.

Very truly yours, [NAME OF LENDER] By_____________________ Name: Title:

________________

5 Clauses (i) through (iii) should be repeated as to each additional offer being made.

EXHIBIT E

FORM OF ACCEPTANCE

[Date]

Citibank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
388 Greenwich Street
New York, NY 10013
Attn: [________]

Re:
the Amended and Restated Credit Agreement, dated as of February 27, 2008 (as amended, modified or supplemented from time to time, the "Credit Agreement") among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders

Ladies and Gentlemen:

The undersigned, The Stanley Works, refers to the above referenced Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. In accordance with Section 2.13 of the Credit Agreements, we have received [a] Quote/Quotes in connection with our Quote Request, dated      , for [an] Uncommitted Borrowing[s] to occur on    ____    , and in accordance with Section 2.13(d) of the Credit Agreement, we hereby accept the following offer/offers for the Interest Period of [ ]:

Principal Amount    Fixed Rate/Floating Rate    Lender

Very truly yours, The Stanley Works By________________________ Name: Title:

EXHIBIT F-1

FORM OF OPINION OF COUNSEL TO THE BORROWER

February __, 2008

To each of the Lenders listed on
Schedule I hereto and to
Citibank, N.A., as Administrative Agent
For the Lenders

Re:	The $800,000,000 Amended and Restated Credit Agreement among The Stanley Works, the Lenders party thereto and Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

We have acted as special counsel to The Stanley Works, a Connecticut corporation (the “Borrower”) in connection with the negotiation, execution and delivery of that certain $800,000,000 Amended and Restated Credit Agreement, dated as of the date hereof, by and among the Borrower, the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (the “Credit Agreement”).

This opinion is being delivered pursuant to Section 3.01(d) of the Credit Agreement. Capitalized terms used herein and not expressly defined herein have the definitions specified in the Credit Agreement.

In addition to the Credit Agreement, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)
the Restated Certificate of Incorporation of the Borrower, dated September 11, 1998, filed with the Connecticut Secretary of State’s office on September 15, 1998, certified by the Secretary of the Borrower as of the date hereof,

(b)	the Bylaws of the Borrower as in effect as of the date hereof, as certified by the Secretary of the Borrower as of the date hereof;

(c)
the resolutions duly adopted at a meeting of the Board of Directors of the Borrower on ___________, ____ authorizing, among other things, the execution, delivery and performance by the Borrower of the Credit Agreement and the transactions contemplated thereby;

(d)	the Certificate of Legal Existence of the Borrower as of __________, ____ issued by the Connecticut Secretary of State;

(e)	the Certificate of the General Counsel of the Borrower, dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the “Borrower’s Certificate”);

(f)	a copy of the Borrower’s Annual Report on Form 10-K for the year ended January 1, ____ (the “Form 10-K”) filed with the Securities and Exchange Commission;

With your concurrence, the opinions hereafter expressed, whether or not qualified by language such as "to our knowledge", are based solely upon (1) our review of the Credit Agreement, (2) inquiry among members of our firm that have given substantive attention to the negotiation of the Credit Agreement, and (3) such review of published sources of law as we have deemed necessary. This firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Borrower in connection with this transaction, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. Our opinions hereafter expressed are limited to the laws of the State of New York, the corporate laws of the State of Connecticut and Federal law.

The opinions hereafter expressed with respect to the enforceability of any provisions of the Credit Agreement or any rights or remedies granted to the Lenders or the Administrative Agent under the Credit Agreement, are subject to the general qualifications that such rights and remedies may be subject to and affected by:

(i)  applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or assignment for the benefit of creditors laws and other laws affecting the rights and remedies of creditors generally, including without limitation laws regarding fraudulent transfers, fraudulent conveyances, preferences, avoidance, automatic stay and turn-over;

(ii) general principles of equity, including without limitation those governing the availability of equitable remedies, affording equitable defenses, requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract, and affording defenses based upon unconscionability, lack of notice, impracticability or impossibility of performance;

(iii) general rules of contract law with respect to matters such as the election of remedies, the limits of severability, mutuality of obligations, and opportunity to cure, limitations on the enforceability of indemnification, contribution or exculpation provisions under applicable securities laws or otherwise and limitations on the enforceability of provisions that are in violation of public policy; and

(iv) determination by the courts in which litigation may be instituted that certain provisions of the Credit Agreement pertaining to the payment of legal expenses, including attorneys' fees, the waiving of hearings, the designation of federal and state courts as having jurisdiction and/or venue are reasonable and comply with, or are permitted by, applicable constitutional provisions and by applicable laws, regulations and rules of court.

We express no opinion as to the enforceability of any provision in the Credit Agreement which purports to excuse or indemnify the Lenders or the Administrative Agent from any liability for negligent or intentional acts or omissions. We note that our opinion in paragraph 1 below as to the good standing of the Borrower are limited to the information provided in the certificate of the Secretary of State of the State of Connecticut to the effect that Borrower has legal existence.

We express no opinion concerning any provision in the Credit Agreement which purports to (i) establish evidentiary standards or make determinations conclusive, (ii) waive any rights which may not by law be waived (including the rights to notice and hearing), or (iii) effectuate any provision contained in the Credit Agreement which purports to limit the Lenders’ or the Administrative Agent’s liability. The provisions of the Credit Agreement regarding the declaration of a default or event of default may be subject to enforcement of a court imposed standard of materiality in determining whether an actionable event of default exists.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Borrower is a corporation validly existing and in good standing under the laws of the State of Connecticut.

2. The execution, delivery and performance by the Borrower of the Credit Agreement and the consummation of the transaction contemplated thereby are within the power and authority of the Borrower and have been duly authorized by all necessary proceedings under the organizational documents of the Borrower, and did not and do not (i) violate or conflict with any provision of the organizational documents of the Borrower, (ii) violate or conflict with any law, rule or regulation of any governmental authority applicable to the Borrower, (iii) require the Borrower to obtain any approval, consent or waiver of, or make any filing with, any governmental agency or body (other than approvals, consents or waivers already obtained or filings already made), (iv) require the consent or authorization of, or approval by, or notice to, any party to any material contract or agreement of which we have knowledge to which the Borrower is a party, except for such consents, authorizations, approvals or notices that (assuming the power and authority of the consenting entity and the authority and capacity of the person signing on its behalf) have been obtained or made, or (v) violate or conflict with any judgment, order or decree of which we have knowledge to which the Borrower is a party or by which any of its assets or properties is bound.

3. The Credit Agreement has been duly executed and delivered by the Borrower; and the Credit Agreement constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its terms.

4. The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

This opinion is rendered to you for your benefit in connection with the transactions contemplated by the Credit Agreement and may not be delivered to, or relied upon by, any other party without our prior written consent.

Very truly yours, BROWN RUDNICK BERLACK ISRAELS LLP _________________________________________

SCHEDULE A

BROWN RUDNICK BERLACK ISRAELS LLP
STANDARD ASSUMPTIONS

In rendering legal opinions in third party transactions, Brown Rudnick Berlack Israels LLP makes certain customary assumptions described below:

1. Each natural person executing the Credit Agreement and has sufficient legal capacity to enter into the Credit Agreement and perform the transactions contemplated thereby.

2. Each person other than the Borrower has all requisite power and authority and has taken all necessary corporate or other action to enter into the Credit Agreement, to the extent necessary to make the Credit Agreement enforceable against it.

3. Each person other than the Borrower has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Credit Agreement against the Borrower.

4. All documents examined by us in connection with rendering this opinion are accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and (other than signatures on behalf of the Borrower) all signatures are genuine.

5. All official public records are accurate, complete and properly indexed and filed.

6. There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Credit Agreement.

7. The conduct of the parties to the Credit Agreement has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

8. Each person other than the Borrower has acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transaction.

9. There are no agreements or understandings among the parties to or bound by the Credit Agreement, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of the Credit Agreement.

10. The Borrower will not in the future take any discretionary action (including a decision not to act) permitted under the Credit Agreement that would result in a violation of law or constitute a breach or default under the Credit Agreement or court or administrative orders, writs, judgments and decrees that name the Borrower.

11. The Borrower will obtain all permits and governmental approvals not required at the time of the closing of the transactions contemplated by the Credit Agreement but which are subsequently required, and will take all actions similarly required, relevant to subsequent consummation of the transactions or performance of the Credit Agreement.

12. All parties to or bound by the Credit Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Credit Agreement.

BORROWER’S CERTIFICATE

I, Bruce H. Beatt, am the General Counsel of The Stanley Works (the “Borrower”). I understand that, pursuant to Section 3.01(d) of that certain Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders, Brown Rudnick Berlack Israels LLP is relying upon this certificate and the statements made herein in rendering certain legal opinions. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Credit Agreement.

With regard to the foregoing, on behalf of the Borrower, I certify that, as of the date hereof:

1. Based solely and exclusively on conversations with Craig A. Douglas, Treasurer of the Borrower:

a. The value of all securities owned by the Borrower (excluding those by majority-owned Subsidiaries of the Borrower) does not exceed ten percent (10%) of the value of the Borrower’s total assets;

b. Less than twenty-five percent (25%) of the assets of the Borrower on a consolidated basis and on an unconsolidated basis consist of the margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System); and

c. The Borrower is primarily engaged, directly or through a wholly-owned Subsidiary or Subsidiaries, in a business of businesses other than that of investing, reinvesting, owning, holding or trading in securities and is not engaged and does not propose to engage in the business of investing, reinvesting, owning, holding or trading in securities, and does not own or propose to acquire investment securities having a value exceeding forty percent (40%) of the value of the Borrower’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

2. Based solely and exclusively on interviews of the officers of the Borrower responsible for its financing activities and the lawyers under my supervision, the execution, delivery and performance by the Borrower of any of its obligations under the Credit Agreement does not and will not require the Borrower to obtain any approval, consent or waiver of, or make any filing with, any governmental agency or body (other than approvals, consents or waivers already obtained or filings already made), require the consent or authorization of, or approval by, or notice to, any party to any material contract or agreement to which the Borrower is a party, except for such consents, authorizations, approvals or notices that (assuming the power and authority of the consenting entity and the authority and capacity of the person signing on its behalf) have been obtained or made, or violate or conflict with any judgment, order or decree to which the Borrower is a party or by which any of its assets or properties is bound.

In Witness Whereof, I have executed this certificate as of February __, 2008.

By: ______________________________ Name: Bruce H. Beatt Title: Vice President, General Counsel and Secretary

EXHIBIT F-2

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO
THE ADMINISTRATIVE AGENT

February 27, 2008

To the Lenders that are parties to the
Amended and Restated Credit Agreement referred
to below and Citibank, N.A., as Administrative
Agent for such Lenders (the "Administrative Agent")

Ladies and Gentlemen:

We have acted as special New York counsel to the Administrative Agent in connection with the $800,000,000 Amended and Restated Credit Agreement dated as of February 27, 2008 (the "Credit Agreement") between The Stanley Works, a Connecticut corporation (the "Company"), the financial institutions referred to as "Lenders" in the Credit Agreement (the "Lenders") and the Administrative Agent, amending and restating the $550,000,000 Credit Agreement dated as of December, 1 2005 (the "Existing Credit Agreement"). Terms defined in the Credit Agreement have the same respective defined meanings when used herein.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement or in certificates delivered by or on behalf of the Company pursuant thereto. We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to the Company and the Designated Borrowers) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same, and that all authorizations, approvals or consents of (including without limitation all foreign exchange control approvals), and all filings or registrations with, any governmental or regulatory authority or agency of any Designated Borrower's jurisdiction of organization (including the central bank of any such jurisdiction, if applicable) required for the making and performance by such Designated Borrower of the Credit Agreement shall have been obtained or made and shall be in effect at the time of any Borrowing by such Designated Borrower.

In addition, we have assumed that (i) all Persons that are, immediately before the Effective Date, parties to the Existing Credit Agreement have executed and delivered the Credit Agreement, and (ii) notice by the Administrative Agent to the Company confirming the occurrence of the Effective Date is being given contemporaneously with the delivery of this opinion.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes a legal, valid and binding obligation of the Company and each Designated Borrower, enforceable against the Company and such Designated Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and, with respect to the Designated Borrowers, to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally, and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are also subject to the following comments and qualifications:

(A) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B) The enforceability of Section 8.04(c) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 2.09(b) of the Credit Agreement, (iii) the last sentence of Section 8.05 of the Credit Agreement, (iv) Section 8.13(a) of the Credit Agreement insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (iv) the waiver of inconvenient forum set forth in Section 8.13(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York, and (v) Section 8.14 of the Credit Agreement.

(D) We wish to point out with reference to obligations stated to be payable in a currency other than Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

(E) We express no opinion as to the last paragraph of any Designation Letter delivered pursuant to Section 2.14 of the Credit Agreement to the extent it relates to immunity acquired after the date of execution and delivery of such Designation Letter.

(F) Section 9.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations as defined therein are materially modified.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction. Without limiting the foregoing, we do not hold ourselves out as experts on, or purport to advise on, the laws of the jurisdiction of organization of any Designated Borrower

This opinion letter is provided to you by us as special New York counsel to the Administrative Agent pursuant to Section 3.01(d) of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without our prior written consent in each instance.

Very truly yours,

EKM/BMT

EXHIBIT G
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement dated as of February 27, 2008 (as amended or modified from time to time, the "Credit Agreement") among The Stanley Works, a Connecticut corporation (the "Company"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Administrative Agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Uncommitted Advances and Uncommitted Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Uncommitted Advances and Uncommitted Notes). After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Committed Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Committed Note held by the Assignor and requests that the Administrative Agent exchange such Committed Note for a new Committed Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Committed Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) agrees, for the benefit of the Company, that it will be bound by the terms and provisions of the Credit Agreement to the same extent as if it were an original party thereto; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 8.09 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Committed Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Committed Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

By__________________________ Name: Title: By__________________________ Name: Title: By__________________________ Name: Title:

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	________%

Assignee's Commitment:	$__________

Aggregate outstanding principal amount of Committed Advances assigned:	$__________

Principal amount of Committed Note payable to Assignee:	$__________

Principal amount of Committed Note payable to Assignor:	$__________

Effective Date[6]:	_______________, 200_

[NAME OF ASSIGNOR],
as Assignor

By________________________
Name:
Title:

Dated: _______________, 200_

[NAME OF ASSIGNEE],
as Assignee

By_________________________
Name:
Title:

Dated: _______________, 200_

_____________________

6 This date should be no earlier than five Business Days after the delivery of this As-signment and Acceptance to the Agent.

Domestic Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

Accepted this__________ day
of _______________, 200_

Citibank, N.A., as Administrative Agent

By
Name:
Title:

[Approved this __________ day
of _______________, 200_

The Stanley Works

By
Name:
Title:

EXHIBIT H-1

PROMISSORY NOTE
(Committed Advances)

[$][€][£]	Dated:

FOR VALUE RECEIVED, the undersigned, [THE STANLEY WORKS, a Connecticut corporation] [DESIGNATED BORROWER, a [________] corporation] (the "Borrower"), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the "Lender") the principal sum of [$][€][£]             or, if less, the aggregate principal amount of all Committed Advances made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Termination Date, and such amount shall be paid on or prior to the Termination Date as provided in the Credit Agreement referred to below.

Capitalized terms used herein and not defined herein shall have the meanings provided in the Credit Agreement referred to below.

The Borrower promises to pay interest on the principal amount of each Committed Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.

Both principal of and interest on each Committed Advance are payable in the Currency in which such Advance was denominated to Citibank, N.A., as Administrative Agent, at the Administrative Agent's Account in the Principal Financial Center for such Currency for the account of the Lender, in same day funds. Each Committed Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Promissory Note, which recordation shall be conclusive and binding absent manifest error but the failure to make such recording shall not have any effect on the Lender's rights hereunder.

This Promissory Note is one of the Committed Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of February 27, 2008 (as amended, modified or supplemented from time to time, the "Credit Agreement), among [The Stanley Works/the Borrower], certain Designated Borrowers (if any), the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of Committed Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Committed Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[THE STANLEY WORKS] [DESIGNATED BORROWER] By_____________________ Name: Title: By_____________________ Name: Title:

EXHIBIT H-2

PROMISSORY NOTE
(Uncommitted Advances)

[$][€][£]_________	Dated:

FOR VALUE RECEIVED, the undersigned, [THE STANLEY WORKS, a Connecticut corporation,][DESIGNATED BORROWER, a [__________] corporation] (the "Borrower"), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the "Lender") the aggregate principal amount of all Uncommitted Advances made by the Lender to the Borrower pursuant to the Credit Agreement referred to below and such amount shall be paid in the amounts and on the dates provided in the Credit Agreement referred to below.

Capitalized terms used herein and not defined herein shall have the meanings provided in the Credit Agreement referred to below.

The Borrower promises to pay interest on the principal amount of each Uncommitted Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.

Both principal and interest are payable in the Currency in which such Advance was denominated to Citibank, N.A., as Administrative Agent, at the Administrative Agent’s Account in the Principal Financial Center for such Currency for the account of the Lender, in same day funds. Each Uncommitted Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Promissory Note, which recordation shall be conclusive and binding absent manifest error but the failure to make such recording shall not have any effect on the Lender's rights hereunder.

This Promissory Note is one of the Uncommitted Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of February 27, 2008 (as amended, modified or supplemented from time to time, the "Credit Agreement"), among [The Stanley Works/the Borrower], certain Designated Borrowers (if any), the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other Lenders. The Credit Agreement, among other things, (i) provides for the making of Uncommitted Advances by the Lender to the Borrower from time to time, the indebtedness of the Borrower resulting from each such Uncommitted Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[THE STANLEY WORKS] [DESIGNATED BORROWER] By________________________ Name: Title: By________________________ Name: Title:

EXHIBIT I

FORM OF DESIGNATION LETTER

[Date]

To Citibank, N.A.,
as Administrative Agent
388 Greenwich Street
New York, NY 10013

Attention:  [__________]

Ladies and Gentlemen:

We make reference to the $800,000,000 Amended and Restated Credit Agreement dated as of February 27, 2008 (the "Credit Agreement") among The Stanley Works (the "Company"), certain Designated Borrowers (if any), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby designates [____________] (the "Designated Borrower"), a corporation duly incorporated under the laws of [_____________] and a Subsidiary, as a Company in accordance with Section 2.14 of the Credit Agreement.

The Designated Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts all of the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Borrower for all purposes of the Credit Agreement, joins in each of the waivers, appointments and submissions in Article VIII thereof, and will perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower. The Designated Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

The Designated Borrower represents and warrants to the Administrative Agent and each Lender the following:

(a)	Corporate Existence. The Designated Borrower is an entity duly organized and validly existing under the laws of its jurisdiction of formation.

(b)
Corporate Authorization, Etc. The performance of its obligations under the Credit Agreement and the execution, delivery and performance by the Designated Borrower of this Designation Letter and any Note executed by the Designated Borrower are within the Designated Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Borrower’s charter documents of (ii) any law or contractual restriction binding on or affecting the Designated Borrower.

(c)
No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Borrower’s of this Designation Letter and any Note executed by the Designated Borrower or the performance of its obligations under the Credit Agreement.

(d)
Enforceability. Each of the Credit Agreement and this Designation Letter is and, upon issuance and delivery thereof in accordance with the Credit Agreement, each Note executed by the Designated Borrower will be the legal, valid and binding obligations of the Designated Borrower, enforceable against the Designated Borrower in accordance with their respective terms.

(e)	Investment Company. The Designated Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(f)
No Defaults. The Designated Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

(g)
Use of Proceeds, Etc. All proceeds of each Advance made to the Designated Borrower will be used by it only in accordance with the provisions of Section 2.12 of the Credit Agreement. It is not, nor will be, engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used by it to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance to the Designated Borrower nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.

The Designated Borrower agrees that the address set forth below its name at the shall be its "Address for Notices" for all purposes of the Credit Agreement (including Section 8.13 thereof). The Designated Borrower acknowledges its receipt of the notice of each Lender, provided pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), set forth in Section 8.15 of the Credit Agreement.

To the extent that the Designated Borrower or any of its Property has or hereafter may acquire, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to the Credit Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or set-off, the Designated Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

THE STANLEY WORKS

By________________________
Name:
Title:

By________________________
Name:
Title:

[NAME OF DESIGNATED BORROWER]

By________________________
Name:
Title:

Address for Notices:
[_________________]
[_________________]
[_________________]

Attention:  [____________]
Telecopier:  [____________]
Telephone:  [____________]

ACCEPTED AND AGREED:

CITIBANK, N.A.,
as Administrative Agent

By________________________
Name:
Title:

EXHIBIT J

FORM OF TERMINATION LETTER

[Date]

To Citibank, N.A.,
as Administrative Agent
388 Greenwich Street
New York, NY 10013

Attention:  [__________]

Ladies and Gentlemen:

We make reference to the $800,000,000 Amended and Restated Credit Agreement dated as of February 27, 2008 (the "Credit Agreement") among The Stanley Works (the "Company"), certain Designated Borrowers (if any), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby terminates the status as a Designated Borrower of [_________________], a corporation incorporated under the laws of [_______________], in accordance with Section 2.14 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represents and warrants that all principal and interest on any Advance of the above-referenced Designated Borrower and all other amounts payable by such Designated Borrower pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

THE STANLEY WORKS By________________________ Name: Title: By________________________ Name: Title: